Filed Pursuant to Rule 424(b)(2)
Registration No. 333-249918

CALCULATION OF REGISTRATION FEE

Title of each Class of Securities to be Registered	Amount to be Registered	Proposed Maximum Offering Price per Unit	Proposed Maximum Aggregate Offering Price	Amount of Registration Fee (1)
2.031% Junior Subordinated Debentures due 2024 (1)	$805,000,000	100.895%	$812,204,750	$75,292
Common Stock, $6.50 par value (2)	—	—	$805,000,000	$74,624
Total (3)	$805,000,000		$1,617,204,750	$149,916

(1)	Calculated pursuant to Rule 457(r) under the Securities Act.
(2)	Calculated pursuant to Rules 457(o) and 457(r) under the Securities Act. Represents a maximum aggregate amount of $805,000,000 of the shares of Common Stock to be delivered to holders of equity units upon settlement of the purchase contracts contained therein against the proceeds of the treasury portfolio as described herein and as further described in the prospectus supplement dated March 14, 2019 under Registration Statement No. 333-222068.

(3)	This “Calculation of Registration Fee” table shall be deemed to update the “Calculation of Registration Fee” table in Registration Statement No. 333-249918.

Filed pursuant to Rule 424(b)(2)
Registration No. 333-249918

Prospectus Supplement
(To Prospectus dated November 6, 2020)

American Electric Power Company, Inc.
$805,000,000
2.031% Junior Subordinated Debentures due 2024

This is a remarketing of  $805,000,000 aggregate principal amount of our 3.40% Junior Subordinated Debentures due 2024 (the “Debentures”), that were originally issued by American Electric Power Company, Inc., a New York corporation, in March 2019 as components of Equity Units (initially consisting of Corporate Units) sold by American Electric Power Company, Inc. The Debentures are being remarketed pursuant to the terms of the Corporate Units. This remarketing is on behalf of holders of the Corporate Units.

We will pay interest semi-annually on the Debentures on March 15 and September 15 of each year, until maturity. The interest rate on the Debentures will be reset to 2.031% per year, effective on and after January 6, 2022.

The first interest payment date following this remarketing will be March 15, 2022 and such interest payment will include interest accrued at an annual rate of 2.031% from, and including January 6, 2022 to, but excluding, March 15, 2022.

Following the first interest payment date described above, interest on each Debenture will accrue from and including the last interest payment date on which we have paid, or duly provided for the payment of, interest on that Debenture to, but excluding, the next succeeding interest payment date.

The Debentures will mature on March 15, 2024.

Investing in the Debentures involves risks. See “Risk Factors” on page S-8 of this prospectus supplement.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus supplement or the related prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

	Per Debenture	Total
Price to Public(1)	100.895%	$812,204,750
Remarketing Fee to Remarketing Agents(2)	0.251%	$2,022,557
Net Proceeds(3)	100.644%	$810,182,193

(1) Plus accrued interest from January 6, 2022
(2) Equals 0.25% of the Treasury portfolio purchase price.
(3) We will not receive any proceeds from the remarketing. See “Use of Proceeds” in this prospectus supplement.
_____________________
The remarketing agents expect to deliver the Debentures to investors in book-entry only form through The Depository Trust Company, Euroclear Bank S.A./N.V. and Clearstream Banking, société anonyme on or about January 6, 2022.
______________________

Remarketing Agents

Barclays	Wells Fargo Securities

January 4, 2022

ABOUT THIS PROSPECTUS SUPPLEMENT

This document is in two parts. The first part is this prospectus supplement, which describes the specific terms of this remarketing of the Debentures and also adds to and updates information contained in the accompanying prospectus and the documents incorporated by reference in this prospectus supplement and the accompanying prospectus. The second part is the accompanying prospectus, which gives more general information, some of which does not apply to the Debentures. If the description of the Debentures varies between this prospectus supplement and the accompanying prospectus, you should rely on the information in this prospectus supplement.

You should rely only on the information contained or incorporated by reference in this prospectus supplement and in the accompanying prospectus and in any written communication from the Company or the remarketing agents specifying the final terms of the offering. We have not authorized any other person to provide you with different information. If anyone provides you with different or inconsistent information, you should not rely on it. You should assume that the information appearing in this prospectus supplement and the accompanying prospectus is accurate as of the date on their respective covers. Our business, financial condition, results of operations and prospects may have changed since those dates.

SUMMARY INFORMATION

The following information supplements, and should be read together with, the information contained in the accompanying prospectus. You should carefully read this prospectus supplement and the accompanying prospectus as well as the documents they incorporate by reference, before making an investment decision. Unless we state otherwise or the context otherwise requires, references appearing in this prospectus supplement to the “Company”, “we”, “us” and “our” should be read to refer to American Electric Power Company, Inc. and its subsidiaries.

American Electric Power Company, Inc.

We are one of the largest investor-owned public utility holding companies in the United States. We provide, directly or indirectly, generation, transmission and distribution services to over five million retail customers in eleven states (Arkansas, Indiana, Kentucky, Louisiana, Michigan, Ohio, Oklahoma, Tennessee, Texas, Virginia and West Virginia) through our electric utility operations.
Our portfolio of assets includes:

•Approximately 24,000 megawatts of owned generating capacity, one of the largest complements of generation in the United States;
•Approximately 40,000 miles of transmission lines;
•Approximately 223,000 miles of distribution lines that support delivery of electricity to our customers’ premises; and

Our principal executive offices are located at 1 Riverside Plaza, Columbus, Ohio, and our telephone number is (614) 716-1000.

The Remarketing

The following summary contains basic information about this remarketing. For a more complete understanding of this offering, we encourage you to read this entire prospectus supplement, including “Specific Terms of the Remarketed Debentures,” and the accompanying prospectus, including “Description of the Junior Subordinated Debentures.”

Issuer	American Electric Power Company, Inc.

Securities Offered	$805,000,000 aggregate principal amount of our 2.031% Junior Subordinated Debentures due 2024

Denominations	$1,000 or integral multiples in excess thereof

Maturity	March 15, 2024

Interest
We will pay interest semi-annually on the Debentures on March 15 and September 15 of each year, each such date referred to as an “Interest Payment Date,” until maturity. The interest rate on the Debentures will be reset to 2.031% per year, effective on and after January 6, 2022.

The first Interest Payment Date following this remarketing will be March 15, 2022 and such interest payment will include interest accrued at an annual rate of 2.031% from, and including January 6, 2022 to, but excluding, such Interest Payment Date.

Following the first Interest Payment Date described above, interest on each Debenture will accrue from and including the last Interest Payment Date on which we have paid, or duly provided for the payment of, interest on that Debenture to, but excluding, the next succeeding Interest Payment Date.

Remarketing
The Debentures were originally issued in March 2019, in connection with our issuance and sale to the public of our Equity Units (initially consisting of Corporate Units). Each Corporate Unit initially consisted of both a purchase contract obligating the holder to purchase our common stock and a 1/20 undivided beneficial interest in a $1,000 principal amount of a Debenture. In order to secure their obligations under the purchase contracts, holders of the Corporate Units pledged their undivided beneficial ownership interests in the Debentures to us through The Bank of New York Mellon Trust Company, N.A., as collateral agent.

Pursuant to the terms of the Corporate Units, the Debentures are being remarketed on behalf of holders of the Corporate Units under the terms and subject to the conditions contained in a remarketing agreement. These agreements require Barclays Capital Inc. and Wells Fargo Securities, LLC, as the remarketing agents, to use their commercially reasonable efforts to remarket the Debentures at a public offering price that will result in proceeds sufficient to purchase the Treasury portfolio at the Treasury portfolio purchase price plus the remarketing fee, as described under “Use of Proceeds.” See “Remarketing” beginning on page S-34 of this prospectus supplement.

Redemption	The Debentures are not subject to redemption prior to maturity at our option.

Use of Proceeds
We are conducting the remarketing on behalf of holders of the Corporate Units and will not directly receive any proceeds therefrom. The proceeds from the remarketing, after payment of the remarketing fee to the remarketing agents, are estimated to be $810,182,193. The proceeds from the remarketing of the Debentures that are included in the Corporate Units we issued in March 2019, net of the remarketing fee, will be used to purchase the Treasury portfolio described in this prospectus supplement, a portion of which will then be pledged to secure the purchase contract obligations of the holders of the Corporate Units. Any remaining proceeds from the remarketing of the Debentures that are included in Corporate Units will be remitted ratably to holders of those Corporate Units. On March 15, 2022, a portion of the proceeds from the amount paid upon the maturity of the Treasury portfolio will be paid to us in settlement of the obligation of the holders of Corporate Units under the purchase contracts to purchase shares of our common stock, in exchange for such shares. See “Use of Proceeds” in this prospectus supplement.

Ranking
The Debentures are subordinated to all our existing and future Senior Indebtedness. The Debentures are structurally subordinated to existing or future preferred stock and indebtedness, guarantees and other liabilities, including trade payables, of our subsidiaries. See “Description of the Junior Subordinated Debentures—Subordination” in the accompanying prospectus.

U.S. Federal Income Tax Considerations
We have treated and will continue to treat the Debentures, for U.S. federal income tax purposes, as indebtedness that is subject to the U.S. Treasury regulations governing contingent payment debt instruments. For a detailed discussion, please see “Certain U.S. Federal Income Tax Considerations” in this prospectus supplement.

Risk Factors	See “Risk Factors” beginning on page S-8 of this prospectus supplement to read about certain factors you should consider before making an investment in the Debentures.

Trustee	The Bank of New York Mellon Trust Company, N.A. (as successor to The Bank of New York).

Governing Law
The Debentures, and the Subordinated Indenture and supplemental indentures pursuant to which the Debentures are issued, are governed by and construed in accordance with the laws of the State of New York.

Listing
We do not intend to apply for listing of the Debentures on any securities exchange and cannot assure holders that an active after-market for the Debentures will develop or be sustained or that holders of the Debentures will be able to sell them at a favorable price or at all.

RISK FACTORS
You should carefully consider the risks and uncertainties described below as well as any cautionary language or other information contained or incorporated by reference in this prospectus supplement and the accompanying prospectus, including “Item 1A. Risk Factors” in our Annual Report on Form 10-K for the year ended December 31, 2020, and in our Quarterly Reports on Form 10-Q for the quarters ended March 31, 2021, June 30, 2021 and September 30, 2021, before investing in the Debentures. The risks described therein or set forth below are those that we consider to be the most significant to your decision whether to invest in the Debentures. Additional risks and uncertainties not presently known to us or that we currently deem immaterial may also impair our business operations, our financial results and the value of our securities.

Our obligations under the Debentures are subordinated to all of our Senior Indebtedness.

Our obligations under the Debentures are subordinated to all of our Senior Indebtedness as defined under “Specific Terms of the Remarketed Debentures—Ranking of the Debentures” in this prospectus supplement. This means that we cannot make any payments on the Debentures until all holders of our Senior Indebtedness have been paid in full, or provision has been made for such payment, if the Senior Indebtedness is in default (subject to certain exceptions for grace periods and waivers). As of September 30, 2021, we had approximately $6.56 billion of Senior Indebtedness outstanding.

We must rely on cash from our subsidiaries to make payments on the Debentures.

We are a holding company that derives substantially all of our income from our operating subsidiaries. Our subsidiaries are separate and distinct legal entities and have no obligation to pay any amounts on the Debentures or to make any funds available for such payment. Therefore, the Debentures will be effectively subordinated to all existing and future indebtedness and other liabilities, including trade payables, debt and preferred stock incurred or issued by our subsidiaries. In addition to trade liabilities, many of our operating subsidiaries incur debt in order to finance their business activities. All of this indebtedness will be effectively senior to the Debentures. In addition, each subsidiary’s ability to pay dividends to us depends on any statutory, regulatory and/or contractual restrictions that may be applicable to such subsidiary. The Subordinated Indenture pursuant to which the Debentures will be issued does not place any limit on the amount of Senior Indebtedness that we may issue, guarantee or otherwise incur or the amount of liabilities, including debt or preferred stock, that our subsidiaries may issue, guarantee or otherwise incur. We expect we and our subsidiaries will from time to time incur additional indebtedness and other liabilities that will be senior to the Debentures. At September 30, 2021, the total long-term indebtedness of our subsidiaries was approximately $29.99 billion (including securities due within one year); this amount does not include other liabilities.

You should consult with your own tax advisor regarding the tax consequences of an investment in the Debentures.

For more information regarding the U.S. federal income tax consequences of the purchase, ownership and disposition of the Debentures, see “Certain U.S. Federal Income Tax Considerations” in this prospectus supplement.

Uncertainties with respect to the proper application of the U.S. Treasury regulations governing contingent payment debt instruments may affect the amount, timing and character of income, gain or loss realized by holders of the Debentures.

Because of the manner in which the interest rate on the Debentures is reset, we have treated and will continue to treat the Debentures as indebtedness subject to U.S. Treasury regulations governing contingent payment debt instruments (the “contingent payment debt regulations”). Furthermore, by acceptance of a Debenture or a beneficial interest therein, you will be deemed to have agreed for U.S. federal, state and local income tax purposes (unless otherwise required by any taxing authority) to such treatment. Under the contingent payment debt regulations, regardless of the holders’ method of accounting for U.S. federal income tax purposes, holders of Debentures are generally required to accrue interest income on the Debentures on a constant yield basis at an assumed yield that was determined at the time of issuance of the Debentures (with certain adjustments), and actual cash payments of interest on the Debentures will not be reported separately as taxable income. However, the proper application of the contingent payment debt regulations to the Debentures following the remarketing is uncertain in a number of respects, and we cannot assure holders that the Internal Revenue Service will not successfully assert a different treatment of the Debentures than the treatment described in this prospectus supplement that could materially affect the amount, timing and character of income, gain or loss with respect to an investment in the Debentures.

The trading price of the Debentures may not fully reflect the value of accrued but unpaid interest.

The Debentures may trade at prices that do not fully reflect the value of accrued but unpaid interest. If holders dispose of their Debentures between record dates for interest payments, those holders will be required to include in gross income the daily portions of original issue discount through the date of disposition as ordinary income, and to add this amount to their adjusted tax basis in the Debentures disposed of. To the extent the selling price is less than a holder’s adjusted tax basis (which will include accruals of original issue discount through the date of sale), the holder will recognize a loss. Some or all of this loss may be capital in nature, and the deductibility of capital losses for U.S. federal income tax purposes is subject to certain limitations. See “Certain U.S. Federal Income Tax Considerations” in this prospectus supplement.

An active trading market for the Debentures may not develop, and any such market may be illiquid.

We do not intend to apply to list the Debentures on any securities exchange. The liquidity of any trading market in the Debentures which may develop, and the market prices quoted therefor, may be adversely affected by changes in the overall market for this type of security and by changes in our financial performance or prospects or in the prospects for companies in our industry generally. As a result, we cannot assure holders that an active after-market for the Debentures will develop or be sustained or that holders of the Debentures will be able to sell their Debentures at favorable prices or at all.

Any lowering of the credit ratings on the Debentures would likely reduce their value.

Our credit ratings could be lowered in the future. Any lowering of the credit rating on the Debentures or our other indebtedness would likely reduce the value of the Debentures offered hereby.

FORWARD-LOOKING STATEMENTS

Some of the information contained or incorporated by reference in this prospectus supplement and in the accompanying prospectus are forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934. These forward-looking statements are subject to various risks and uncertainties. Actual results may vary materially. Among the factors that could cause actual results to differ materially include, but are not limited to:

•Changes in economic conditions, electric market demand and demographic patterns in our service territories.
•The impact of pandemics, including COVID-19, and any associated disruption of our business operations due to impacts on economic or market conditions, costs of compliance with vaccination or testing mandates to us, electricity usage, employees including employee reactions to potential vaccination mandates, customers, service providers, vendors and suppliers.
•Inflationary or deflationary interest rate trends.
•Volatility in the financial markets, particularly developments affecting the availability or cost of capital to finance new capital projects and refinance existing debt.
•The availability and costs of funds to finance working capital and capital needs, particularly during periods when the time lag between incurring costs and recovery is long and the costs are material.
•Decreased demand for electricity.
•Weather conditions, including storms and drought conditions, and the ability to recover significant storm restoration costs.
•The cost of fuel and its transportation, the creditworthiness and performance of fuel suppliers and transporters and the cost of storing and disposing of used fuel, including coal ash and spent nuclear fuel.
•The availability of fuel and necessary generation capacity and the performance of generation plants.
•The ability to recover fuel and other energy costs through regulated or competitive electric rates.
•The ability to build or acquire renewable generation, transmission lines and facilities (including the ability to obtain any necessary regulatory approvals and permits) when needed at acceptable prices and terms, including favorable tax treatment, and to recover those costs.
•New legislation, litigation and government regulation, including changes to tax laws and regulations, oversight of nuclear generation, energy commodity trading and new or heightened requirements for reduced emissions of sulfur, nitrogen, mercury, carbon, soot or particulate matter and other substances that could impact the continued operation, cost recovery and/or profitability of generation plants and related assets.
•Evolving public perception of the risks associated with fuels used before, during and after the generation of electricity, including coal ash and nuclear fuel.
•Timing and resolution of pending and future rate cases, negotiations and other regulatory decisions, including rate or other recovery of new investments in generation, distribution and transmission service and environmental compliance.
•Resolution of litigation.
•The ability to constrain operation and maintenance costs.

•Prices and demand for power generated and sold at wholesale.
•Changes in technology, particularly with respect to energy storage and new, developing, alternative or distributed sources of generation.
•The ability to recover through rates any remaining unrecovered investment in generation units that may be retired before the end of their previously projected useful lives.
•Volatility and changes in markets for coal and other energy-related commodities, particularly changes in the price of natural gas.
•Changes in utility regulation and the allocation of costs within regional transmission organizations.
•Changes in the creditworthiness of the counterparties with contractual arrangements, including participants in the energy trading market.
•Actions of rating agencies, including changes in the ratings of debt.
•The impact of volatility in the capital markets on the value of the investments held by the pension, other postretirement benefits, captive insurance entity and nuclear decommissioning trust and the impact of such volatility on future funding requirements.
•Accounting standards periodically issued by accounting standard-setting bodies.
• Other risks and unforeseen events, including wars, the effects of terrorism (including increased security costs), embargoes, naturally occurring and human-caused fires, cyber- security threats and other catastrophic events.
•The ability to attract and retain the requisite work force and key personnel.

In light of these risks, uncertainties and assumptions, the forward-looking statements contained or incorporated by reference in this prospectus supplement might not occur. Neither AEP nor the remarketing agents undertake any obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

WHERE YOU CAN FIND MORE INFORMATION

We file annual, quarterly and special reports and other information with the Securities and Exchange Commission (“SEC”). You may examine our SEC filings through the SEC’s web site at http://www.sec.gov.

The SEC allows us to “incorporate by reference” the information we file with them, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be part of this prospectus supplement and the accompanying prospectus, and later information that we file with the SEC will automatically update and supersede this information. We incorporate by reference the document listed below and any future filings made with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934 until we sell all the Debentures offered hereby:

•Annual Report on Form 10-K for the year ended December 31, 2020;
•Quarterly Reports on Form 10-Q for the quarters ended March 31, 2021, June 30, 2021 and September 30, 2021; and
•Current Reports on Form 8-K filed March 10, 2021, March 31, 2021, April 21, 2021, June 1, 2021, August 16, 2021, November 16, 2021 and December 8, 2021.

You may request a copy of these filings, at no cost, by writing or telephoning us at the following address:
Investor Relations
American Electric Power Service Corporation
1 Riverside Plaza
Columbus, Ohio 43215
614-716-1000

USE OF PROCEEDS
We are conducting the remarketing on behalf of holders of the Corporate Units and will not directly receive any proceeds therefrom.

We are remarketing $805,000,000 aggregate principal amount of the Debentures on behalf of holders of the Corporate Units. The proceeds from the remarketing are estimated to be $810,182,193, net of payment of the remarketing fee to the remarketing agents. See “Remarketing” in this prospectus supplement. Proceeds from the remarketing will be used as follows:

•$810,182,193 of the proceeds will be applied to purchase the Treasury portfolio at the Treasury portfolio purchase price as described below, a portion of which will then be pledged to the collateral agent to secure the Corporate Unit holders’ obligations to purchase our common stock under the purchase contracts on March 15, 2022;

•$2,022,557 of the proceeds will be used to pay the remarketing fee to the remarketing agents; and

•any proceeds from the remarketing of the Debentures that are included in Corporate Units remaining after deducting the purchase price for the Treasury portfolio and the remarketing fee will be remitted ratably to holders of those Corporate Units.

The “Treasury portfolio” consists of:

•U.S. Treasury securities (or principal or interest strips thereof) that mature on or prior to March 14, 2022 in an aggregate amount equal to the principal amount of the Debentures which are a component of the Corporate Units; and

•U.S. Treasury securities (or principal or interest strips thereof) that mature on or prior to March 14, 2022 in an aggregate amount at maturity equal to the aggregate interest payment that would be due on March 15, 2022 on the principal amount of the Debentures that would have been a component of the Corporate Units assuming there was no remarketing and no reset of the interest rate on the Debentures and assuming that interest on the Debentures accrued from the reset effective date to, but excluding, March 15, 2022.

If U.S. Treasury securities (or principal or interest strips thereof) that are to be included in the Treasury portfolio have a yield that is less than zero, then instead, at our option, the Treasury portfolio will consist of an amount in cash equal to the aggregate principal amount at maturity of the applicable U.S. Treasury securities (or principal or interest strips thereof) described above. If the provisions set forth in this paragraph apply, references to “U.S. Treasury securities (or principal or interest strips thereof)” in connection with the Treasury portfolio will, thereafter, be deemed to be references to such amount of cash.

As used herein, “Treasury portfolio purchase price” means the lowest aggregate price quoted by a primary U.S. government securities dealer in New York City to the quotation agent on the second business day immediately preceding January 6, 2022 for the purchase of the Treasury portfolio. We have selected Barclays Capital Inc. as the quotation agent.

On March 15, 2022, the purchase contract settlement date, a portion of the proceeds from the amount paid upon the maturity of the Treasury portfolio will be paid to us in settlement of the obligation of the holders of Corporate Units under the purchase contracts to purchase shares of our common stock, in exchange for such shares. We currently intend to use the proceeds from the settlement of the purchase contracts for general corporate purposes. To the extent we do not use such proceeds immediately, we may temporarily invest them in short-term, interest-bearing obligations.

CAPITALIZATION
The table below shows our unaudited capitalization on a consolidated basis as of September 30, 2021. The “As Adjusted” column reflects our capitalization after giving effect to this remarketing of the Debentures. We will not directly receive any cash proceeds from this remarketing, and the table below does not reflect the settlement of the purchase contracts, which is expected to take place on March 15, 2022. The table below assumes that the over-allotment option is not exercised in this offering.

You should read this table along with our audited financial statements contained in our Annual Report on Form 10-K for the year ended December 31, 2020. See “Where You Can Find More Information.”

	As of September 30, 2021
	Actual	As Adjusted
	(In millions)	(In millions)
Short-term borrowings	$2,504.0	2,504.0
Long-term debt:
Senior Notes and other long-term debt	32,948.1	32,948.1
Junior Subordinated Notes	-	795.0	1
Remarketable Subordinated Notes	1,630.1	835.2
Total long-term debt	34,578.3	34,578.3
Shareholders’ equity	22,262.0	22,262.0
Total Capitalization	$59,344.3	$59,344.3

(1)
Assumes $805 million remarketing proceeds, net of $10 million unamortized issuance expenses consisting of actual expenses incurred from the March 19, 2019 Equity Units offering and estimated future expenses of approximately $2 million associated with the remarketing of the Notes. Does not include the $750 million of 3.875% Fixed-to-Fixed Reset Rate Junior Subordinated Debentures issued on November 15, 2021.

SPECIFIC TERMS OF THE REMARKETED DEBENTURES
Please read the following information concerning the Debentures in conjunction with the statements under “Description of the Junior Subordinated Debentures” in the accompanying prospectus, which the following information supplements and, in the event of any inconsistencies, supersedes. The following description does not purport to be complete and is subject to, and is qualified in its entirety by reference to, the description in the accompanying prospectus and the Junior Subordinated Indenture dated as of March 1, 2008 (the “Base Indenture”) between us and The Bank of New York Mellon Trust Company, N.A. (as successor to The Bank of New York), as trustee (the “Subordinated Indenture Trustee”), as supplemented by (i) Supplemental Indenture No. 1, dated March 19, 2019, between us and the Subordinated Indenture Trustee (“Supplemental Indenture No. 1”), which supplemented the Base Indenture and created the initial terms of the Debentures and (ii) Supplemental Indenture No. 4 (“Supplemental Indenture No. 4” and, together with the Base Subordinated Indenture and Supplemental Indenture No. 1, the “Subordinated Indenture”), to be dated as of the settlement date of the Remarketing, between us and the Subordinated Indenture Trustee, which will further supplement the Base Indenture to reflect the terms described herein. The Base Indenture is described in the accompanying prospectus, and a form thereof is filed as an exhibit to the registration statement under which the Debentures are being offered and sold.

General

The Debentures are issued under the Subordinated Indenture.

The aggregate principal amount of the Debentures to be remarketed pursuant to this prospectus supplement is $805,000,000.

The Debentures have been issued in denominations of $1,000 or integral multiples in excess thereof.

Interest and Maturity

We will pay interest semi-annually on the Debentures on March 15 and September 15 of each year, each such date referred to as an “Interest Payment Date,” until maturity. The interest rate on the Debentures will be reset to 2.031% per year, effective on and after January 6, 2022. The Debentures will mature on March 15, 2024.

The first Interest Payment Date following this remarketing will be March 15, 2022 and such interest payment will include interest accrued at an annual rate of 2.031% from, and including January 6, 2022 to, but excluding, such Interest Payment Date.

Following the first Interest Payment Date described above, interest on each Debenture will accrue from and including the last Interest Payment Date on which we have paid, or duly provided for the payment of, interest on that Debenture to, but excluding, the next succeeding Interest Payment Date. No interest will accrue on a Debenture for the day that the Debenture matures. The amount of interest payable for any period will be computed on the basis of a 360-day year consisting of twelve 30-day months. The amount of interest payable for any period shorter than a full semi-annual period for which interest is computed will be computed on the basis of the number of days in the period using 30-day calendar months.

The record date for interest payable on any Interest Payment Date shall be the close of business on (1) the business day immediately preceding such Interest Payment Date so long as all of the Debentures remain in book-entry only form or (2) a day selected by us, which shall be at least one business day but no more than 60 business days prior to such Interest Payment Date if any of the Debentures do not remain in book-entry only form. See “— Book-Entry Only Issuance” in this prospectus supplement.

If any date on which interest, principal or premium, if any, is payable on the Debentures falls on a day that is not a business day, then payment of the interest, principal or premium payable on that date will be made on the next succeeding day which is a business day, and no interest will be paid or other payment made in respect of such delay. However, if that business day is in the next succeeding calendar year, that payment will be made on the immediately preceding business day, in each case with the same force and effect as if made on the Interest Payment Date.

The term “business day” means any day, other than a Saturday or Sunday, which is not a day on which banking institutions or trust companies in New York, New York are generally authorized or required by law, regulation or executive order to remain closed.

Ranking of the Debentures

Our payment obligation under the Debentures will be unsecured and will rank junior and be subordinated in right of payment and upon liquidation to all of our Senior Indebtedness. However, the Debentures will rank equally in right of payment with any Pari Passu Securities.

“Senior Indebtedness,” when used with respect to the Company, means all of the Company’s obligations, whether presently existing or from time to time hereafter incurred, created, assumed or existing, to pay principal, premium, interest, penalties, fees and any other payment in respect of any of the following:

•obligations for borrowed money, including without limitation, such obligations as are evidenced by credit agreements, notes, debentures, bonds or other securities or instruments;
•capitalized lease obligations;
•our obligation for reimbursement under letters of credit, security purchase facilities, or similar facilities issued for our account;
•all obligations of the types referred to in the three preceding bullet points of others which we have assumed, endorsed, guaranteed, contingently agreed to purchase or provide funds for the payment of, or otherwise becomes liable for, under any agreement; or
•all renewals, extensions or refundings of obligations of the kinds described in any of the preceding categories.

Any such obligation, indebtedness, renewal, extension or refunding, however, will not be Senior Indebtedness if the instrument creating or evidencing it or the assumption or guarantee of it provides that it is not superior in right of payment to or is equal in right of payment with the Debentures. Furthermore, trade accounts payable and accrued liabilities arising in the ordinary course of business will not be Senior Indebtedness. Senior Indebtedness will be entitled to the benefits of the subordination provisions in the Subordinated Indenture irrespective of the amendment, modification or waiver of any term of the Senior Indebtedness.

No payment of the principal (including redemption and sinking fund payments) of, or interest, or premium, if any, on the Debentures may be made by us until all holders of Senior Indebtedness have been paid in full (or provision has been made for such payment), if any of the following occurs:

•certain events of bankruptcy, insolvency, reorganization, dissolution or winding up of the Company;
•any of our Senior Indebtedness is not paid when due (after the expiration of any applicable grace period) and that default continues without waiver; or

•any other default has occurred and continues without waiver (after the expiration of any applicable grace period) pursuant to which the holders of our Senior Indebtedness are permitted to accelerate the maturity of such Senior Indebtedness.

Upon any distribution of our assets to creditors in connection with any insolvency, bankruptcy or similar proceeding, all principal of, and premium, if any, and interest due or to become due on all Senior Indebtedness must be paid in full before the holders of the Debentures are entitled to receive or retain any payment from such distribution.

“Pari Passu Securities” means:

•indebtedness and other securities that, among other things, by their terms ranks equally with the Debentures, in right of payment and upon liquidation; and
•guarantees of indebtedness or other securities described in the preceding bullet point.

“Pari Passu Securities” also includes our trade accounts payable and accrued liabilities arising in the ordinary course of business.

We are a holding company that derives substantially all of our income from our operating subsidiaries. Our subsidiaries are separate and distinct legal entities and have no obligation to pay any amounts on the Debentures or to make any funds available for such payment. Therefore, the Debentures will be effectively subordinated to all indebtedness and other liabilities, including trade payables, debt and preferred stock, if any, incurred or issued by our subsidiaries. In addition to trade liabilities, many of our operating subsidiaries incur debt in order to finance their business activities. All of this indebtedness will be effectively senior to the Debentures. In addition, each subsidiary’s ability to pay dividends to us depends on statutory, regulatory and/or contractual restrictions that may be applicable to such subsidiary. The Subordinated Indenture does not place any limit on the amount of Senior Indebtedness that we may issue, guarantee or otherwise incur or the amount of liabilities, including debt or preferred stock, that our subsidiaries may issue, guarantee or otherwise incur. We expect that we and our subsidiaries will incur from time to time additional indebtedness and other liabilities that will be senior to the Debentures. At September 30, 2021, our Senior Indebtedness, on an unconsolidated basis, totaled approximately $6.56 billion. At September 30, 2021, our subsidiaries had approximately $29.99 billion of long-term indebtedness outstanding (including securities due within one year); this amount does not include other liabilities.

Redemption

The Debentures are not subject to redemption prior to maturity at our option.

Events of Default

See “Description of the Junior Subordinated Debentures - Events of Default” in the accompanying prospectus.

Consolidation, Merger or Sale

See “Description of the Junior Subordinated Debentures - Consolidation, Merger or Sale” in the accompanying prospectus.

Book-Entry Only Issuance

DTC acts as the securities depository for the Debentures. The Debentures remarketed hereby will be issued only as fully-registered securities registered in the name of Cede & Co., DTC’s nominee, or such other name as may be requested by an authorized representative of DTC. One or more fully-registered global Debentures certificates will be issued, representing in the aggregate the total principal amount of Debentures, and will be deposited with the Junior Subordinated Note Indenture Trustee on behalf of DTC. Investors may hold interests in the Debentures offered hereby through DTC if they are participants in DTC or indirectly through organizations that are participants in DTC, including Euroclear Bank S.A./N.V., as operator of the Euroclear system, or Clearstream Banking, société anonyme, Luxembourg (“Clearstream”).

DTC is a limited-purpose trust company organized under the New York Banking Law, a “banking organization” within the meaning of the New York Banking Law, a member of the Federal Reserve System, a “clearing corporation” within the meaning of the New York Uniform Commercial Code and a “clearing agency” registered pursuant to the provisions of Section 17A of the 1934 Act. DTC holds and provides asset servicing for over 3.5 million issues of United States and non-United States equity issues, corporate and municipal debt issues and money market instruments (from over 100 countries) that DTC’s participants (“Direct Participants”) deposit with DTC. DTC also facilitates the post-trade settlement among Direct Participants of sales and other securities transactions in deposited securities, through electronic computerized book-entry transfers and pledges between Direct Participants’ accounts. This eliminates the need for physical movement of securities certificates. Direct Participants include both United States and non-United States securities brokers and dealers, banks, trust companies, clearing corporations and certain other organizations. DTC is a wholly-owned subsidiary of The Depository Trust & Clearing Corporation (“DTCC”). DTCC is the holding company for DTC, National Securities Clearing Corporation and Fixed Income Clearing Corporation, all of which are registered clearing agencies. DTCC is owned by the users of its regulated subsidiaries. Access to the DTC system is also available to others such as both United States and non-United States securities brokers and dealers, banks, trust companies and clearing corporations that clear through or maintain a custodial relationship with a Direct Participant, either directly or indirectly (“Indirect Participants”). The DTC rules applicable to its Direct and Indirect Participants are on file with the SEC. More information about DTC can be found at www.dtcc.com. The contents of such website do not constitute part of this prospectus supplement.

Purchases of Debentures under the DTC system must be made by or through Direct Participants, which will receive a credit for the Debentures on DTC’s records. The ownership interest of each actual purchaser of each Debentures (“Beneficial Owner”) is in turn to be recorded on the Direct and Indirect Participants’ records. Beneficial Owners will not receive written confirmation from DTC of their purchases. Beneficial Owners, however, are expected to receive written confirmations providing details of the transactions, as well as periodic statements of their holdings, from the Direct or Indirect Participants through which the Beneficial Owners purchased Debentures. Transfers of ownership interests in the Debentures are to be accomplished by entries made on the books of Direct and Indirect Participants acting on behalf of Beneficial Owners. Beneficial Owners will not receive certificates representing their ownership interests in Debentures, except in the event that use of the book-entry system for the Debentures is discontinued.

To facilitate subsequent transfers, all Debentures deposited by Direct Participants with DTC are registered in the name of DTC’s nominee, Cede & Co., or such other name as may be requested by an authorized representative of DTC. The deposit of Debentures with DTC and their registration in the name of Cede & Co. or such other DTC nominee do not effect any changes in beneficial ownership. DTC has no knowledge of the actual Beneficial Owners of the Debentures. DTC’s records reflect only the identity of the Direct Participants to whose accounts such Debentures are credited, which may or may not be the

Beneficial Owners. The Direct and Indirect Participants will remain responsible for keeping account of their holdings on behalf of their customers.

Conveyance of notices and other communications by DTC to Direct Participants, by Direct Participants to Indirect Participants, and by Direct Participants and Indirect Participants to Beneficial Owners will be governed by arrangements among them, subject to any statutory or regulatory requirements as may be in effect from time to time.

Although voting with respect to the Debentures is limited, in those cases where a vote is required, neither DTC nor Cede & Co. (nor any other DTC nominee) will consent or vote with respect to the Debentures unless authorized by a Direct Participant in accordance with DTC’s procedures. Under its usual procedures, DTC mails an Omnibus Proxy to the Company as soon as possible after the record date. The Omnibus Proxy assigns Cede & Co.’s consenting or voting rights to those Direct Participants to whose accounts the Debentures are credited on the record date (identified in a listing attached to the Omnibus Proxy).

Payments on the Debentures will be made to Cede & Co., or such other nominee as may be requested by an authorized representative of DTC. DTC’s practice is to credit Direct Participants’ accounts upon DTC’s receipt of funds and corresponding detail information from the Company or the Junior Subordinated Note Indenture Trustee on the relevant payment date in accordance with their respective holdings shown on DTC’s records. Payments by Direct or Indirect Participants to Beneficial Owners will be governed by standing instructions and customary practices, as is the case with securities held for the account of customers registered in “street name,” and will be the responsibility of such Direct or Indirect Participant and not of DTC or the Company, subject to any statutory or regulatory requirements as may be in effect from time to time. Payment to Cede & Co. (or such other nominee as may be requested by an authorized representative of DTC) is the responsibility of the Company, disbursement of such payments to Direct Participants is the responsibility of DTC, and disbursement of such payments to the Beneficial Owners is the responsibility of Direct and Indirect Participants.

Except as provided herein, a Beneficial Owner of global Debentures will not be entitled to receive physical delivery of Debentures. Accordingly, each Beneficial Owner must rely on the procedures of DTC to exercise any rights under the Debentures. The laws of some jurisdictions require that certain purchasers of securities take physical delivery of securities in definitive form. Such laws may impair the ability to transfer beneficial interests in global Debentures.

DTC may discontinue providing its services as securities depository with respect to the Debentures at any time by giving reasonable notice to the Company. Under such circumstances, in the event that a successor securities depository is not obtained, Debentures certificates will be required to be printed and delivered to the holders of record. Additionally, the Company may decide to discontinue use of the system of book-entry transfers through DTC (or a successor securities depository) with respect to the Debentures. The Company understands, however, that under current industry practices, DTC would notify its Direct and Indirect Participants of the Company’s decision, but will only withdraw beneficial interests from global Debentures at the request of each Direct or Indirect Participant. In that event, certificates for the Debentures will be printed and delivered to the applicable Direct or Indirect Participant.

The information in this section concerning DTC and DTC’s book-entry system has been obtained from sources that the Company believes to be reliable, but neither the Company nor any remarketing agent takes any responsibility for the accuracy thereof. Neither the Company nor any remarketing agent has any responsibility for the performance by DTC or its Direct or Indirect Participants of their respective obligations as described herein or under the rules and procedures governing their respective operations.

Global Clearance and Settlement Procedures

Secondary market trading between Clearstream participants and/or Euroclear system participants will occur in the ordinary way in accordance with the applicable rules and operating procedures of Clearstream and the Euroclear system, as applicable.

Cross-market transfers between persons holding directly or indirectly through DTC on the one hand, and directly or indirectly through Clearstream participants or Euroclear system participants on the other, will be effected through DTC in accordance with DTC rules on behalf of the relevant European international clearing system by its United States depositary; however, such cross-market transactions will require delivery of instructions to the relevant European international clearing system by the counterparty in such system in accordance with its rules and procedures and within its established deadlines (European time). The relevant European international clearing system will, if the transaction meets its settlement requirements, deliver instructions to its United States depositary to take action to effect final settlement on its behalf by delivering or receiving securities in DTC, and making or receiving payment in accordance with normal procedures for same-day funds settlement applicable to DTC. Clearstream participants and Euroclear system participants may not deliver instructions directly to their respective United States depositaries.

Because of time-zone differences, credits of Debentures received in Clearstream or the Euroclear system as a result of a transaction with a DTC participant will be made during subsequent securities settlement processing and dated the business day following the DTC settlement date. Such credits or any transactions in such Debentures settled during such processing will be reported to the relevant Clearstream participant or Euroclear system participant on such business day. Cash received in Clearstream or the Euroclear system as a result of sales of the Debentures by or through a Clearstream participant or a Euroclear system participant to a DTC participant will be received with value on the DTC settlement date but will be available in the relevant Clearstream, Luxembourg or the Euroclear system cash account only as of the business day following settlement in DTC.

The information in this section concerning DTC and DTC’s book-entry system, Clearstream, Luxembourg and the Euroclear system has been obtained from sources that we believe to be reliable. Neither we nor the remarketing agents take any responsibility for the accuracy of this information.

Agreement of Certain Tax Treatment

By acceptance of a Debenture or a beneficial interest therein, you will be deemed to have agreed for U.S. federal, state and local income tax purposes (unless otherwise required by any taxing authority) (i) to treat the Debenture as indebtedness that is a “contingent payment debt instrument” (as that term is used in U.S. Treasury regulations section 1.1275-4) and (ii) to be bound by our determination of the comparable yield and projected payment schedule with respect to the Debenture. See “Certain U.S. Federal Income Tax Considerations.”

CERTAIN U.S. FEDERAL INCOME TAX CONSIDERATIONS

The following summary describes certain U.S. federal income tax consequences of the purchase, ownership and disposition of the Debentures. This summary deals only with Debentures held as capital assets (within the meaning of Section 1221 of the Internal Revenue Code of 1986, as amended (the “Code”)) by persons who purchase the Debentures pursuant to this offering at the price indicated on the cover page of this prospectus supplement.

This summary does not represent a detailed description of the U.S. federal income tax consequences applicable to you if you are a person subject to special treatment under the U.S. federal income tax laws, including, without limitation:

•a dealer or broker in securities or currencies;
•a trader in securities that has elected the mark-to-market method of accounting for your securities;
•a regulated investment company;
•a real estate investment trust;
•a tax-exempt entity;
•an insurance company;
•a person holding the Debentures as part of a hedging, integrated, conversion or constructive sale transaction or a straddle;
•a bank or other financial institution;
•a person liable for alternative minimum tax;
•a partnership or other pass through entity for U.S. federal income tax purposes (or an investor in such an entity);
•a person required to accelerate the recognition of any item of gross income with respect to the Debentures as a result of such income being recognized on an applicable financial statement;
•a U.S. holder (as defined below) whose “functional currency” is not the U.S. dollar;
•a “controlled foreign corporation”;
•a “passive foreign investment company”; or
•a United States expatriate.

This summary below is based upon the provisions of the Code and regulations, rulings and judicial decisions as of the date hereof. Those authorities may be changed, perhaps retroactively, so as to result in U.S. federal income tax consequences different from those summarized below. We have not sought and will not seek any rulings from the Internal Revenue Service (“IRS”) regarding the matters discussed below. There can be no assurance that the IRS will not take positions concerning the tax consequences of the purchase, ownership or disposition of the Debentures that are different from those discussed below.

If an entity or arrangement classified as a partnership for U.S. federal income tax purposes holds the Debentures, the tax treatment of a partner generally will depend upon the status of the partner and the activities of the partnership. If you are a partnership or a partner of a partnership considering an investment in the Debentures, you should consult your own tax advisors.

This summary does not address all of the U.S. federal income tax consequences that may be relevant to you in light of your personal circumstances, nor does it address the Medicare tax on net investment income, U.S. federal estate and gift taxes or the effects of any state, local or foreign tax laws.

Moreover, we cannot assure you that a change in law will not alter significantly the tax considerations that we describe in this summary.

If you are considering the purchase of the Debentures, you should consult your own tax advisors concerning the particular U.S. federal income tax consequences to you in light of your particular situation, as well as the consequences to you arising under other U.S. federal tax laws and the laws of any other taxing jurisdiction.

Classification of the Debentures

No statutory, judicial or administrative authority directly addresses all aspects of the treatment of the Debentures or instruments similar to the Debentures for U.S. federal income tax purposes. As a result, the U.S. federal income tax consequences of the purchase, ownership and disposition of the Debentures are unclear. We believe, and the remainder of this discussion assumes, that the Debentures are indebtedness for U.S. federal income tax purposes. Furthermore, because of the manner in which the interest rate on the Debentures is reset, we have treated and will continue to treat the Debentures as contingent payment debt instruments under the applicable U.S. Treasury regulations (the “contingent payment debt regulations”), and the remainder of this discussion assumes such treatment. By acceptance of a Debenture or a beneficial interest therein, you will be deemed to have agreed for U.S. federal, state and local income tax purposes (unless otherwise required by any taxing authority) to treat the Debenture as indebtedness that is a contingent payment debt instrument under the contingent payment debt regulations. Under the contingent payment debt regulations, regardless of a holder’s method of accounting for U.S. federal income tax purposes, a holder of Debentures is generally required to accrue interest income on the Debentures on a constant yield basis at an assumed yield that was determined at the time of issuance of the Debentures (with certain adjustments), and actual cash payments of interest on the Debentures will not be reported separately as taxable income. However, the proper application of the contingent payment debt regulations to the Debentures following the remarketing is uncertain in a number of respects, and we cannot assure holders that the IRS will not successfully assert a different treatment of the Debentures than the treatment described herein that could materially affect the amount, timing and character of income, gain or loss with respect to an investment in the Debentures.

Alterations Occurring as a Result of the Remarketing

A modification of the terms of a debt instrument is treated for U.S. federal income tax purposes as resulting in a deemed exchange of the debt instrument if the modification is a “significant modification” within the meaning of the applicable U.S. Treasury regulations. Under these regulations, an alteration that occurs by operation of the terms of the debt instrument (including alterations resulting from the exercise of an option held by us) is not treated as a “modification,” unless (i) the alteration results in the substitution of a new obligor, the addition or deletion of a co-obligor, or a change in the recourse nature of the debt instrument, (ii) the alteration creates an instrument that is not indebtedness for U.S. federal income tax purposes or (iii) the alteration results from the exercise of an option that is not unilateral.

All the alterations in the terms of the Debentures that result from the remarketing occur by operation of the original terms of the Debentures. Therefore, although not free from doubt, we believe that these alterations do not constitute a “modification” for purposes of the applicable U.S. Treasury regulations. Accordingly, for U.S. federal income tax purposes, we believe that the Debentures (as in existence immediately after the remarketing) will be treated as a continuation of the original Debentures and the rest of this discussion so assumes.

U.S. Holders

The following is a summary of certain U.S. federal income tax consequences that will apply to you if you are a U.S. holder.

As used herein, a “U.S. holder” means a beneficial owner of the Debentures that is, for U.S. federal income tax purposes, any of the following:

•an individual who is a citizen or resident of the United States;
•a corporation (or any other entity treated as a corporation for U.S. federal income tax purposes) that is created or organized in or under the laws of the United States, any state thereof or the District of Columbia;
•an estate the income of which is subject to U.S. federal income taxation regardless of its source; or
•a trust if it (i) is subject to the primary supervision of a court within the United States and one or more United States persons have the authority to control all substantial decisions of the trust or (ii) has a valid election in effect under applicable U.S. Treasury regulations to be treated as a United States person.

Accrual of Interest

Under the contingent payment debt regulations, each year you will be required to include in income original issue discount (“OID”) adjusted in the manner described below, regardless of your usual method of tax accounting. Such OID will be based on the comparable yield (as described below) of the Debentures and will be taxable as ordinary income. This amount will differ from the interest payments actually received by you.

Pursuant to the contingent payment debt regulations, as of the issue date of the Debentures, we were required to provide the comparable yield and, solely for tax purposes, a projected payment schedule with respect to the Debentures. The comparable yield of the Debentures generally is the rate at which the Company would issue a fixed rate debt instrument with terms and conditions similar to the Debentures. We determined, as of the issue date of the Debentures, that the comparable yield for the Debentures was 4.00%, compounded quarterly. Based on the comparable yield, we determined that the projected payment schedule for the Debentures per $50 of principal amount was $0.4061 for the period ending on June 15, 2019, $0.425 for each subsequent quarter ending on or prior to the remarketing date, and $1.25 for each six months ending after the remarketing date (which does not include the payment of principal at maturity). Following the remarketing, the Debentures will have a revised projected payment schedule corresponding to the stated interest and principal amounts due thereon. By acceptance of a Debenture or a beneficial interest therein, you will be deemed to have agreed for U.S. federal, state and local income tax purposes (unless otherwise required by any taxing authority) to be bound by our determination of the comparable yield and projected payment schedule with respect to the Debentures. For U.S. federal income tax purposes, you must use the comparable yield and the projected payments set forth in the projected payment schedule in determining your interest accruals, and the adjustments thereto, in respect of the Debentures. The comparable yield and the projected payment schedule are not provided for any purpose other than determining your interest accruals, and the adjustments thereto, in respect of the Debentures and do not constitute a representation regarding the actual amount of any payment on a Debenture.

The amount of OID on a Debenture for each accrual period is determined by multiplying the comparable yield of the Debenture, adjusted for the length of the accrual period, by the Debenture’s adjusted issue price at the beginning of the accrual period, determined in accordance with the rules set forth in the contingent payment debt regulations, and then increased (or decreased) by the amount of any positive (or negative) adjustments described below. The adjusted issue price of each Debenture at the beginning of each accrual period generally equals its initial issue price of $50, increased by any OID previously accrued on the Debenture at the comparable yield and decreased by the projected amount of any payments previously scheduled to be made on the Debenture through such date, and further increased (or decreased) by the amount of any positive (or negative) adjustments attributable to contingent payments on the Debenture becoming fixed (as described later in this paragraph). The amount of OID so determined is then allocated on a ratable basis to each day in the accrual period that you held the Debenture. Following the remarketing, the Debentures will become subject to special rules that become applicable to contingent payment debt instruments when all of the contingent payments have become fixed. Under these special rules, there will be a positive or negative adjustment equal to the difference between (i) the present value of the total remaining principal and interest payments due on the Debenture over (ii) the present value of the total remaining payments set forth on the projected payment schedule for such Debenture. You must take into account any such positive or negative adjustments (as adjustments to your OID inclusions) in a reasonable manner over the period to which such adjustments relate. Any such positive or negative adjustment will increase or decrease, respectively, your tax basis in the Debenture.

For the purchase of a Debenture in the remarketing for an amount that differs from the adjusted issue price of the Debenture at the time of such purchase, you will still be required to accrue OID on the Debenture in accordance with the comparable yield. However, such difference will result in adjustments to your OID inclusions. If the purchase price of a Debenture is less than its adjusted issue price, a positive adjustment (i.e., an increase in OID inclusions) will result, and if the purchase price of a Debenture is greater than its adjusted issue price, a negative adjustment (i.e., a decrease in OID inclusions) will result. Any difference between your purchase price for the Debenture and the adjusted issue price of the Debenture should generally be allocated under a reasonable method to daily portions of OID over the remaining term of the Debenture. The amount so allocated to a daily portion of OID should generally be taken into account as an increase or a decrease in such OID on the date the daily portion accrues. Any such positive or negative adjustment will increase or decrease, respectively, your tax basis in the Debenture.

The rules regarding the timing and amount of OID accruals and any positive or negative adjustments are not entirely clear, and you should consult your own tax advisors regarding these matters, including in particular with respect to the treatment of any negative adjustments. As a general matter, any negative adjustment with respect to a Debenture that exceeds the amount of OID accrued in the current year will be treated as ordinary loss to the extent of your total prior OID inclusions with respect to the Debenture, reduced to the extent such prior OID was offset by prior negative adjustments. Any excess negative adjustment will be treated as a regular negative adjustment in the succeeding taxable year, and if not used by the time of the sale, exchange or other taxable disposition of the Debenture, will reduce the amount realized upon such sale, exchange or other taxable disposition.

Certain U.S. holders will receive IRS Forms 1099-OID, which report interest accruals on their Debentures. Those forms will not, however, reflect the effect of any positive or negative adjustments resulting from such U.S. holders’ purchase of the Debentures in the remarketing at a price that differs from the adjusted issue price of the Debentures on the date of purchase. You should consult your own tax advisors as to whether, and how, such adjustments should be made to the amounts reported on any IRS Form 1099-OID.

Sale, Exchange or Other Taxable Disposition of Debentures

Upon the sale, exchange or other taxable disposition of a Debenture, you generally will recognize gain or loss equal to the difference, if any, between the amount realized upon the sale, exchange or other taxable disposition and your adjusted tax basis in the Debenture. The amount realized for this purpose will be reduced by the amount of any negative adjustments carried forward (as discussed above). Gain and, to some extent, loss recognized on the sale, exchange or other taxable disposition of a Debenture at any time up to and including March 15, 2022 will generally be treated as ordinary income or loss. The amount of any ordinary loss will not exceed your prior net interest inclusions (reduced by the total net negative adjustments previously allowed as an ordinary loss). Gain recognized on the sale, exchange or other taxable disposition of a Debenture occurring after March 15, 2022 will generally be ordinary income to the extent there are positive adjustments attributable to the excess, if any, of (i) the present value of the total remaining principal and interest payments due on the Debenture over (ii) the present value of the total remaining payments set forth on the projected payment schedule for such Debenture (in the case of both clauses (i) and (ii), as determined when the interest rate on the Debentures is reset), and such positive adjustments have not yet been accrued and included in your income. Any gain or loss recognized on a sale, exchange or other taxable disposition of a Debenture that is not treated as ordinary income or loss (as described above) generally will be treated as capital gain or loss. In the case of a non-corporate U.S. holder (including an individual), capital gains derived in respect of capital assets held for more than one year are subject to tax at preferential rates. The deductibility of capital losses is subject to certain limitations.

Special rules apply in determining the tax basis of a Debenture. Your adjusted tax basis in a Debenture is generally your purchase price, increased by OID previously accrued on the Debenture (as adjusted by any positive or negative adjustments as described above), and reduced by the projected amounts of any payments previously made to you.

Information Reporting and Backup Withholding

In general, information reporting requirements will apply to payments of interest on the Debentures, accruals of OID and the proceeds of the sale or other taxable disposition (including a retirement or redemption) of Debentures paid to you, unless in each case you are an exempt recipient such as a corporation. Backup withholding may apply to any such payments if you fail to provide a taxpayer identification number or a certification that you are not subject to backup withholding.

Backup withholding is not an additional tax and any amounts withheld under the backup withholding rules will be allowed as a refund or a credit against your U.S. federal income tax liability, provided the required information is timely furnished to the IRS.

Non-U.S. Holders

The following is a summary of certain U.S. federal income tax consequences that will apply to you if you are a non-U.S. holder. As used herein, the term “non-U.S. holder” means a beneficial owner of the Debentures that is, for U.S. federal income tax purposes, an individual, corporation, estate or trust that is not a U.S. holder.

U.S. Federal Withholding Tax

Subject to the discussions of backup withholding and FATCA below, U.S. federal withholding tax will not apply to any payment of interest (which, for purposes of this discussion of non-U.S. holders, includes any OID) on the Debentures under the “portfolio interest rule,” provided that:

•interest paid on the Debentures is not effectively connected with your conduct of a trade or business in the United States;
•you do not actually or constructively own 10% or more of the total combined voting power of all classes of our voting stock within the meaning of the Code and applicable U.S. Treasury regulations;
•you are not a controlled foreign corporation that is actually or constructively related to us through stock ownership;

•you are not a bank whose receipt of interest on the Debentures is described in Section 881(c)(3)(A) of the Code; and
•either (a) you provide your name and address on an applicable IRS Form W-8, and certify, under penalties of perjury, that you are not a United States person as defined under the Code, or (b) you hold your Debentures through certain foreign intermediaries and you satisfy the certification requirements of applicable U.S. Treasury regulations. Special certification rules apply to non-U.S. holders that are pass-through entities rather than corporations or individuals.

If you cannot satisfy the requirements described above, payments of interest made to you will be subject to a 30% U.S. federal withholding tax, unless you provide the applicable withholding agent with a properly executed:

•IRS Form W-8BEN or Form W-8BEN-E (or other applicable form) claiming an exemption from, or reduction in the rate of, withholding under the benefit of an applicable income tax treaty; or
•IRS Form W-8ECI (or other applicable form) certifying that interest paid on the Debentures is not subject to withholding tax because it is effectively connected with your conduct of a trade or business in the United States (as discussed below under “—U.S. Federal Income Tax”).

The 30% U.S. federal withholding tax generally will not apply to any gain that you realize on the sale, exchange or other taxable disposition of the Debentures. However, any amount treated as interest income upon any such sale, exchange or other taxable disposition may be subject to the 30% U.S. federal withholding tax unless you are eligible for exemption from such withholding tax under the “portfolio interest rule” described above.

U.S. Federal Income Tax

If you are engaged in a trade or business in the United States and interest on the Debentures (including the portion of any gain realized on the sale, exchange or other taxable disposition of the Debentures that is treated as interest income) is effectively connected with the conduct of that trade or business (and, if required by an applicable income tax treaty, is attributable to a U.S. permanent establishment), you generally will be subject to U.S. federal income tax on that interest on a net income basis (although exempt from the 30% U.S. federal withholding tax) in the same manner as if you were a United States person as defined under the Code. Certain certification and disclosure requirements (as discussed above under “—U.S. Federal Withholding Tax”) must be complied with in order for effectively connected interest income to be exempt from withholding. In addition, if you are a foreign corporation, you may be subject to a branch profits tax equal to 30% (or lower applicable treaty rate) of your earnings and profits for the taxable year, subject to adjustments, that are effectively connected with the conduct by you of a trade or business in the United States. For this purpose, interest on the Debentures will be included in earnings and profits.

Subject to the discussion of backup withholding below, any gain realized on the sale, exchange or other taxable disposition of the Debentures (excluding any portion treated as interest income) generally will not be subject to U.S. federal income tax unless:

•the gain is effectively connected with the conduct of a trade or business by you in the United States (and, if required by an applicable income tax treaty, is attributable to a U.S. permanent establishment), in which case such gain generally will be subject to U.S. federal income tax (and possibly branch profits tax) in the same manner as effectively connected interest as described above; or
•you are an individual who is present in the United States for 183 days or more in the taxable year of that disposition and certain other conditions are met, in which case, unless an applicable income tax treaty provides otherwise, you generally will be subject to a 30% U.S. federal income tax on any gain recognized, which may be offset by certain U.S.-source capital losses.

Information Reporting and Backup Withholding

Generally, the amount of interest on the Debentures paid to you and the amount of tax, if any, withheld with respect to those payments will be reported to the IRS. Copies of the information returns reporting such interest payments and any withholding may also be made available to the tax authorities in the country in which you reside under the provisions of an applicable income tax treaty or information sharing agreement. In general, no backup withholding will be required regarding payments of interest on the Debentures that we make to you, provided that the applicable withholding agent has received from you the statement described above in the fifth bullet point under “—U.S. Federal Withholding Tax.”

Information reporting and, depending on the circumstances, backup withholding will apply to the proceeds of a sale or other taxable disposition (including a retirement or redemption) of Debentures within the United States or conducted through certain U.S.-related financial intermediaries, unless you certify under penalties of perjury that you are not a United States person as defined under the Code, or you otherwise establish an exemption.

Backup withholding is not an additional tax and any amounts withheld under the backup withholding rules will be allowed as a refund or a credit against your U.S. federal income tax liability, provided the required information is timely furnished to the IRS.

Additional Withholding Requirements

Under Sections 1471 through 1474 of the Code (such Sections commonly referred to as “FATCA”), a 30% U.S. federal withholding tax may apply to any interest paid on the Debentures to (i) a “foreign financial institution” (as specifically defined in the Code and whether such foreign financial institution is the beneficial owner or an intermediary) that does not provide sufficient documentation, typically on IRS Form W-8BEN-E, evidencing either (x) an exemption from FATCA, or (y) its compliance (or deemed compliance) with FATCA (which may alternatively be in the form of compliance with an intergovernmental agreement with the United States) in a manner that avoids withholding, or (ii) a “non-financial foreign entity” (as specifically defined in the Code and whether such non-financial foreign entity is the beneficial owner or an intermediary) that does not provide sufficient documentation, typically on IRS Form W-8BEN-E, evidencing either (x) an exemption from FATCA, or (y) adequate information regarding certain substantial U.S. beneficial owners of such entity (if any). If an interest payment is both subject to withholding under FATCA and subject to the withholding tax discussed above under “—U.S. Federal Withholding Tax,” an applicable withholding agent may credit the withholding under FATCA against, and therefore reduce, such other withholding tax. While withholding under FATCA would also have applied to payments of gross proceeds from the sale or other taxable disposition of the Debentures, proposed U.S. Treasury regulations (upon which taxpayers may rely until final regulations are issued) eliminate FATCA withholding on payments of gross proceeds entirely. You should consult your own tax advisors regarding these rules and whether they may be relevant to your purchase, ownership and disposition of the Debentures.

CERTAIN ERISA CONSIDERATIONS

The following is a summary of certain considerations associated with the purchase of the Debentures by (i) “employee benefit plans” within the meaning of Section 3(3) of the U.S. Employee Retirement Income Security Act of 1974, as amended (“ERISA”) that are subject to Title I of ERISA, (ii) plans, individual retirement accounts and other arrangements as defined in and subject to Section 4975 of the Code or (iii) employee benefit plans or plans that are subject to provisions under any other U.S. or non-U.S. federal, state, local, or other laws or regulations that are similar to such provisions of ERISA or the Code (collectively, “Similar Laws”), and (iv) entities whose underlying assets are considered to include the assets of any such plan, account or arrangement described in clauses (i), (ii) and (iii), pursuant to ERISA or otherwise (each of the foregoing described in clauses (i), (ii), (iii) and (iv) referred to herein as a “Plan”).

General Fiduciary Matters

ERISA and the Code impose certain duties on persons who are fiduciaries of a Plan subject to Title I of ERISA or Section 4975 of the Code (a “Covered Plan”) and prohibit certain transactions involving the assets of a Covered Plan and its fiduciaries or other interested parties. Under ERISA and the Code, any person who exercises any discretionary authority or control over the administration of such a Covered Plan or the management or disposition of the assets of such a Covered Plan, or who renders investment advice for a fee or other compensation to such a Covered Plan, is generally considered to be a fiduciary of the Covered Plan.

In considering an investment in the Debentures of a portion of the assets of any Plan, a fiduciary should determine whether the investment is in accordance with the documents and instruments governing the Plan and the applicable provisions of ERISA, Section 4975 of the Code or any Similar Laws relating to a fiduciary’s duties to the Plan including, without limitation, the prudence, diversification, delegation of control provisions of ERISA, the prohibited transaction provisions of Section 406 of ERISA and Section 4975 of the Code, or any provisions of Similar Laws.

Prohibited Transaction Issues

Section 406 of ERISA and Section 4975 of the Code prohibit Covered Plans from engaging in specified transactions involving plan assets with persons or entities who are “parties in interest” within the meaning of ERISA, or “disqualified persons” within the meaning of Section 4975 of the Code, unless an exemption is available. A party in interest or disqualified person who engaged in a non-exempt prohibited transaction may be subject to excise taxes and other penalties and liabilities under ERISA or the Code. In addition, the fiduciary of the Covered Plan that caused the Covered Plan to engage in such a non-exempt prohibited transaction may be subject to penalties and liabilities under ERISA and the Code. The acquisition, holding or disposition of Debentures by a Covered Plan with respect to which the issuer or a remarketing agent or any of their respective affiliates is considered a party in interest or a disqualified person may constitute or result in a direct or indirect prohibited transaction under Section 406 of ERISA and/or Section 4975 of the Code, unless the investment is acquired, held and disposed of in accordance with an applicable statutory, class or individual prohibited transaction exemption. In this regard, the U.S. Department of Labor (the “DOL”) has issued prohibited transaction class exemptions, or “PTCEs” that may apply to the acquisition, holding and disposition of the Debentures. These class exemptions include, without limitation, PTCE 84-14 respecting transactions determined by independent qualified professional asset managers, PTCE 90-1 respecting insurance company pooled separate accounts, PTCE 9 1-38 respecting bank collective investment funds. PTCE 95-60 respecting life insurance company general accounts and PTCE 96-23 respecting transactions determined by in-house asset managers. In addition, Section 408(b)(17) of ERISA and Section 4975(d)(20) of the Code provide a statutory exemption for certain transactions with persons that are parties in interest or disqualified persons solely by reason of providing services to the Plan. Each of the above-noted exemptions contains conditions and limitations on its application. Fiduciaries of Covered Plans considering acquiring, holding and disposing of the Debentures in reliance on these or any other exemption should carefully review the exemption to assure it is applicable. There can be no assurance that all of the conditions of any such exemption will be satisfied or, even if all of the conditions specified therein were satisfied, that any exemption would apply to all prohibited transactions that may occur in connection with such investment.

Because of the foregoing, the Debentures should not be acquired, held or disposed of by any person investing “plan assets” of any Plan, unless such acquisition, holding and disposition will not constitute a non-exempt prohibited transaction under Section 406 of ERISA or Section 4975 of the Code or similar violation of any applicable Similar Laws.

Plan Assets Issues

An additional issue concerns the extent to which assets of the Issuer could be treated as subject to the fiduciary responsibility or prohibited transaction issues of Title I of ERISA or Section 4975 of the Code. The DOL has issued regulations at 29 C.F.R Section 2510.3-101, as modified by Section 3(42) of ERISA (the “Plan Asset Regulations”) concerning the definition of what constitutes the assets of a Covered Plan for purposes of the fiduciary responsibility and prohibited transaction provisions of Title I of ERISA and the prohibited transaction provisions of Section 4975 of the Code. Under the Plan Asset Regulations, generally when a Covered Plan acquires an “equity interest” in an entity that is neither a “publicly offered security” (within the meaning of the Plan Asset Regulations) nor a security issued by an investment company registered under the Investment Company Act of 1940, as amended, the Covered Plan’s assets include both the equity interest and an undivided interest in each of the underlying assets of the entity, unless it is established either that less than 25% of the total value of each class of equity interest in the entity is held by “benefit plan investors” or that the entity is an “operating company,” each as defined in the Plan Assets Regulation. The Plan Asset Regulations defines an “equity interest” as any interest in an entity other than an instrument that is treated as indebtedness under applicable local law and which has no substantial equity features. Under the Plan Asset Regulations, an “operating company” is an entity that is primarily engaged, directly or through a majority owned subsidiary or subsidiaries, in the production or sale of a product or service other than the investment of capital. Although there is no authority directly on point and, therefore, the matter is not free from doubt, we believe we should qualify as an “operating company” within the meaning of the Plan Asset Regulations and consequently our assets should not be considered to be “plan assets” of any Covered Plan.

As set forth in the discussion under the heading “Certain U.S. Federal Income Tax Considerations,” while the matter is not completely free from doubt, we believe that the Debentures are indebtedness for U.S. federal income tax purposes, and we have treated and will continue to treat the Debentures as subject to the U.S. Treasury regulations governing contingent payment debt instruments. Under the Plan Assets Regulation, the standard for determining whether a security is to be treated as debt or equity is based on whether the security is treated as indebtedness under applicable local law and whether the security has any substantial equity features. However, because there is no authority that clarifies the relationship between the standards used for Plan Asset Regulations purposes and the standards used for U.S. federal income tax purposes in evaluating the proper characterization of a security as debt or equity, each prospective investor should make its own assessment as to whether or not the Debentures will be treated as equity for purposes of the Plan Asset Regulations, and should consult with its own legal advisors concerning the potential consequences of the application of the Plan Asset Regulations, the fiduciary responsibility provisions of ERISA, prohibited transaction provisions of Title I of ERISA and Section 4975 of the Code or any applicable Similar Law to an investment in the Debentures with the assets of a Plan.

Representation

Accordingly, by acquiring, and holding a Debenture, each purchaser and subsequent transferee of a Debenture will be deemed to have represented and warranted that either (i) no portion of the assets used by such purchaser or transferee to acquire and hold the Debenture constitutes assets of any Plan or (ii) the acquisition, holding and disposition of the Debenture by such purchaser or transferee will not constitute or result in a non-exempt prohibited transaction under Section 406 of ERISA or Section 4975 of the Code or similar violation under any applicable Similar Laws.

The foregoing discussion is general in nature and is not intended to be all-inclusive. Due to the complexity of these rules and the penalties that may be imposed upon persons involved in non-exempt prohibited transactions, it is particularly important that fiduciaries, or other persons considering purchasing Debentures on behalf of, or with the assets of, any Plan, consult with their counsel regarding the potential applicability of ERISA, Section 4975 of the Code and any Similar Laws to such investment and whether an exemption under Section 406 of ERISA or Section 4975 of the Code would be applicable to the acquisition, holding and disposition of the Debentures or whether the acquisition, holding and disposition of the Debentures would violate any applicable Similar Laws.

Nothing herein shall be construed as a representation or recommendation that such an investment meets all relevant legal requirements with respect to investments by Plans generally or any particular Plan or that such an investment is appropriate or advisable for Plans generally or any particular Plan. Each purchaser and holder of the Debentures have the exclusive responsibility for ensuring that its acquisition, holding and disposition of the Debentures complies with the fiduciary responsibility rules of Title I of ERISA and does not violate the prohibited transaction rules of ERISA or Section 4975 of the Code or any applicable Similar Laws. Neither this discussion nor anything provided in this prospectus supplement is or is intended to be investment advice directed at any potential Plan purchasers or at Plan purchasers generally and such purchasers of any Debentures (or beneficial interests therein) should consult and rely on their own advisors as to whether an investment in the Debentures is suitable for the Plan.

REMARKETING

The remarketing is being made under the terms and subject to the conditions contained in a remarketing agreement. This agreement requires Barclays Capital Inc. and Wells Fargo Securities, LLC, as the remarketing agents, to use their commercially reasonable efforts to remarket the Debentures at a public offering price that will result in proceeds sufficient to purchase the Treasury portfolio at the treasury portfolio purchase price plus the remarketing fee, as described under “Use of Proceeds.”

In connection with the remarketing, the remarketing agents reset the interest rate on the Debentures to 2.031% per year.

The remarketing agents will receive a remarketing fee as set forth on the cover of this prospectus supplement.

The remarketing agents have no obligation to purchase any of the Debentures. The supplemental remarketing agreement provides that the remarketing is subject to certain conditions.

The remarketing agents may reject any or all offers for the Debentures. After the initial public offering of the Debentures pursuant to the remarketing, the remarketing agents may change the offering price and other selling terms of the Debentures.

The expenses associated with the remarketing of the Debentures are expected to be approximately $1.6 million.

We do not intend to apply to list the Debentures on a securities exchange. The remarketing agents have advised us that they intend to make a market in the Debentures but are not obligated to do so and may discontinue such market-making activities at any time without notice. We cannot give any assurance as to the maintenance of the trading market for, or the liquidity of, the Debentures.

We have agreed to indemnify the remarketing agents against certain liabilities, including liabilities under the Securities Act of 1933, as amended, or contribute to payments that each remarketing agent may be required to make in respect thereof.

In connection with the remarketing, the remarketing agents may purchase and sell the Debentures in the open market. These transactions may include short sales and stabilizing transactions and purchases to cover syndicate short positions created in connection with the offering. Stabilizing transactions consist of certain bids or purchases for the purposes of preventing or retarding a decline in the market price of the Debentures and syndicate short positions involve the sale by the remarketing agents of a greater number of Debentures than they are required to purchase from us in the offering. The remarketing agents also may impose a penalty bid, whereby selling concessions allowed to syndicate members or other broker dealers in respect of the securities sold in the offering for their account may be reclaimed by the syndicate if such Debentures are repurchased by the syndicate in stabilizing or covering transactions. These activities may stabilize, maintain or otherwise affect the market price of the Debentures, which may be higher than the price that might otherwise prevail in the open market; and these activities, if commenced, may be discontinued at any time. These transactions may be effected in the over-the-counter market or otherwise.

Some of the remarketing agents or their affiliates engage in transactions with, and have performed services for, us and our affiliates in the ordinary course of business and have, from time to time, performed, and may in the future perform, various financial advisory and investment banking services for us, for which they received or will receive customary fees and expenses.

In addition, in the ordinary course of their business activities, the remarketing agents and their affiliates may make or hold a broad array of investments and actively trade debt and equity securities (or related derivative securities) and financial instruments (including bank loans) for their own account and for the accounts of their customers. Such investments and securities activities may involve securities and/

or instruments of ours or our affiliates. If any of the remarketing agents or their affiliates have a lending relationship with us, certain of those remarketing agents or their affiliates routinely hedge, and certain other of those remarketing agents or their affiliates may hedge, their credit exposure to us consistent with their customary risk management policies. Typically, these remarketing agents and their affiliates would hedge such exposure by entering into transactions which consist of either the purchase of credit default swaps or the creation of short positions in our securities, including potentially the notes offered hereby. Any such credit default swaps or short positions could adversely affect future trading prices of the notes offered hereby. The remarketing agents and their affiliates may also make investment recommendations and/or publish or express independent research views in respect of such securities or financial instruments and may hold, or recommend to clients that they acquire, long and/or short positions in such securities and instruments.

Selling Restrictions

Notice to Prospective Investors in the European Economic Area (“EEA”)

The Debentures are not intended to be offered, sold or otherwise made available to and should not be offered, sold or otherwise made available to any retail investor in the European Economic Area (“EEA”). For these purposes, a retail investor means a person who is one (or more) of: (i) a retail client as defined in point (11) of Article 4(1) of Directive 2014/65/EU (as amended, “MiFID II”); or (ii) a customer within the meaning of Directive (EU) 2016/97 as amended, where that customer would not qualify as a professional client as defined in point (10) of Article 4(1) of MiFID II; or (iii) not a qualified investor as defined in Regulation (EU) 2017/1129 (as amended, the “Prospectus Regulation”). Consequently no key information document required by Regulation (EU) No 1286/2014 (as amended, the “PRIIPs Regulation”) for offering or selling the Debentures or otherwise making them available to retail investors in the EEA has been prepared and therefore offering or selling the Debentures or otherwise making them available to any retail investor in the EEA may be unlawful under the PRIIPs Regulation. This prospectus supplement and the accompanying prospectus have been prepared on the basis that any offer of the Debentures in any member state of the EEA will be made pursuant to an exemption under the Prospectus Regulation from the requirement to publish a prospectus for offers of the Debentures. Neither this prospectus supplement nor the accompanying prospectus are prospectuses for purposes of the Prospectus Regulation.

Notice to Prospective Investors in the United Kingdom

The Debentures are not intended to be offered, sold or otherwise made available to and should not be offered, sold or otherwise made available to any retail investor in the United Kingdom (“UK”). For these purposes, a retail investor means a person who is one (or more) of: (i) a retail client, as defined in point (8) of Article 2 of Regulation (EU) No 2017/565 as it forms part of domestic law by virtue of the European Union (Withdrawal) Act 2018 (“EUWA”); (ii) a customer within the meaning of the provisions of the Financial Services and Markets Act 2000 (as amended, the “FSMA”) and any rules or regulations made under the FSMA to implement Directive (EU) 2016/97, where that customer would not qualify as a professional client, as defined in point (8) of Article 2(1) of Regulation (EU) No 600/2014 as it forms part of domestic law by virtue of the EUWA; or (iii) not a qualified investor as defined in Article 2 of Regulation (EU) 2017/1129 as it forms part of domestic law by virtue of the EUWA (the “UK Prospectus Regulation”). Consequently no key information document required by Regulation (EU) No 1286/2014 as it forms part of domestic law by virtue of the EUWA (the “UK PRIIPs Regulation”) for offering or selling the Debentures or otherwise making them available to retail investors in the UK has been prepared and therefore offering or selling the Debentures or otherwise making them available to any retail investor in the UK may be unlawful under the UK PRIIPs Regulation.

In the UK, this prospectus supplement and the accompanying prospectus are being distributed only to, and is directed only at, and any offer subsequently made may only be directed at persons who are “qualified investors” (as defined in the UK Prospectus Regulation) (i) who have professional experience in matters relating to investments falling within Article 19 (5) of the Financial Services and Markets Act 2000 (Financial Promotion) Order 2005, as amended (the “Order”) and/or (ii) who are high net worth companies (or persons to whom it may otherwise be lawfully communicated) falling within Article 49(2)(a) to (d) of the Order (all such persons together being referred to as “relevant persons”). This prospectus supplement and accompanying prospectus must not be acted on or relied on in the UK by persons who are not relevant persons. In the UK, any investment or investment activity to which this prospectus supplement and accompanying prospectus relates is only available to, and will be engaged in with, relevant persons.

Each remarketing agent has represented and agreed that:

•it has only communicated or caused to be communicated and will only communicate or cause to be communicated an invitation or inducement to engage in investment activity (within the meaning of Section 21 of the FSMA) received by it in connection with the issue or sale of the Debentures in circumstances in which Section 21(1) of the FSMA does not apply to the Company; and
•it has complied and will comply with all applicable provisions of the FSMA with respect to anything done by it in relation to the Debentures in, from or otherwise involving the UK.

Notice to Prospective Investors in Canada

The Debentures may be sold only to purchasers purchasing, or deemed to be purchasing, as principal that are accredited investors, as defined in National Instrument 45-106 Prospectus Exemptions or subsection 73.3(1) of the Securities Act (Ontario), and are permitted clients, as defined in National Instrument 31-103 Registration Requirements, Exemptions and Ongoing Registrant Obligations. Any resale of the Debentures must be made in accordance with an exemption from, or in a transaction not subject to, the prospectus requirements of applicable securities laws.

Securities legislation in certain provinces or territories of Canada may provide a purchaser with remedies for rescission or damages if this prospectus supplement and the accompanying prospectus (including any amendment thereto) contains a misrepresentation, provided that the remedies for rescission or damages are exercised by the purchaser within the time limit prescribed by the securities legislation of the purchaser’s province or territory. The purchaser should refer to any applicable provisions of the securities legislation of the purchaser’s province or territory for particulars of these rights or consult with a legal advisor.

Pursuant to section 3A.3 of National Instrument 33-105 Underwriting Conflicts (NI 33-105), the remarketing agents are not required to comply with the disclosure requirements of NI 33-105 regarding remarketing agent conflicts of interest in connection with the offering.

Notice to Prospective Investors in Switzerland

This prospectus supplement and the accompanying prospectus are not intended to constitute an offer or solicitation to purchase or invest in the Debentures. The Debentures may not be publicly offered, directly or indirectly, in Switzerland within the meaning of the Swiss Financial Services Act (“FinSA”) and no application has or will be made to admit the Debentures to trading on any trading venue (exchange or multilateral trading facility) in Switzerland. Neither this prospectus supplement, the accompanying prospectus nor any other offering or marketing material relating to the Debentures constitutes a prospectus pursuant to the FinSA, and neither this prospectus supplement, the accompanying prospectus nor any other offering or marketing material relating to the Debentures may be publicly distributed or otherwise made publicly available in Switzerland.

Notice to Prospective Investors in the Republic of South Korea

The Debentures have not been and will not be registered with the Financial Services Commission of Korea under the Financial Investment Services and Capital Markets Act of Korea. Accordingly, the Debentures have not been and will not be offered, sold or delivered, directly or indirectly, in Korea or to, or for the account or benefit of, any resident of Korea (as defined in the Foreign Exchange Transactions Law of Korea and its Enforcement Decree) or to others for re-offering or resale, except as otherwise permitted by applicable Korean laws and regulations. In addition, within one year following the issuance of the Debentures, the Debentures may not be transferred to any resident of Korea other than a qualified institutional buyer (as such term is defined in the regulation on issuance, public disclosure, etc. of securities of Korea, a “Korean QIB”) registered with the Korea Financial Investment Association (the “KOFIA”) as a Korean QIB and subject to the requirement of monthly reports with the KOFIA of its holding of Korean QIB bonds as defined in the Regulation on Issuance, Public Disclosure, etc. of notes of Korea, provided that (a) the Debentures are denominated, and the principal and interest payments thereunder are made, in a currency other than Korean won, (b) the amount of the securities acquired by such Korean QIBs in the primary market is limited to less than 20 percent of the aggregate issue amount of the Debentures, (c) the Debentures are listed on one of the major overseas securities markets designated by the Financial Supervisory Service of Korea, or certain procedures, such as registration or report with a foreign financial investment regulator, have been completed for offering of the securities in a major overseas securities market, (d) the one-year restriction on offering, delivering or selling of securities to a Korean resident other than a Korean QIB is expressly stated in the securities, the relevant purchase agreement, subscription agreement, and the offering circular and (e) the Company and the remarketing agents shall individually or collectively keep the evidence of fulfillment of conditions (a) through (d) above after having taken necessary actions therefor.

Notice to Prospective Investors in Hong Kong

The Debentures have not been offered and will not be offered or sold in Hong Kong by means of any document other than (i) in circumstances which do not constitute an offer to the public within the meaning of the Companies (Winding Up and Miscellaneous Provisions) Ordinance (Cap. 32, Laws of Hong Kong), (ii) to “professional investors” within the meaning of the Securities and Futures Ordinance (Cap. 571, Laws of Hong Kong) and any rules made thereunder or (iii) in other circumstances which do not result in the document being a “prospectus” within the meaning of the Companies (Winding Up and Miscellaneous Provisions) Ordinance (Cap. 32, Laws of Hong Kong) and no advertisement, invitation or document relating to the Debentures may be issued or has been or may be in the possession of any person for the purpose of issue (in each case whether in Hong Kong or elsewhere), which is directed at, or the contents of which are likely to be accessed or read by, the public in Hong Kong (except if permitted to do so under the securities laws of Hong Kong) other than with respect to Debentures which are or are intended to be disposed of only to persons outside Hong Kong or only to “professional investors” within the meaning of the Securities and Futures Ordinance (Cap. 571, Laws of Hong Kong) and any rules made thereunder.

Notice to Prospective Investors in Japan

The Debentures have not been and will not be registered under the Financial Instruments and Exchange Law of Japan (Law No. 25 of 1948, as amended) (the “Financial Instruments and Exchange Law”), and the Debentures have not been offered or sold and will not be offered or sold, directly or indirectly, in Japan or to, or for the account of or benefit of, any resident of Japan (which term as used herein means any person resident in Japan, including any corporation or other entity organized under the laws of Japan), or to others for re-offering or resale, directly or indirectly, in Japan or to, or for the account or benefit of any resident of Japan, except pursuant to an exemption from the registration requirements of, and otherwise in compliance with, the Financial Instruments and Exchange Law and any other applicable laws, regulations and guidelines promulgated by the relevant Japanese governmental and regulatory authorities and in effect at the relevant time.

Notice to Prospective Investors in Taiwan

The Debentures have not been and will not be registered with the Financial Supervisory Commission of Taiwan, the Republic of China (“Taiwan”), pursuant to relevant securities laws and regulations and may not be offered or sold in Taiwan through a public offering or in any manner which would constitute an offer within the meaning of the Securities and Exchange Act of Taiwan or would otherwise require registration with or the approval of the Financial Supervisory Commission of Taiwan. No person or entity in Taiwan has been authorized to offer, sell, give advice regarding or otherwise intermediate the offering or sale of the Debentures in Taiwan.

Notice to Prospective Investors in Singapore

This prospectus supplement has not been registered as a prospectus with the Monetary Authority of Singapore. Accordingly, this prospectus supplement and any other document or material in connection with the offer or sale, or invitation for subscription or purchase, of the Debentures may not be circulated or distributed, nor may the Debentures be offered or sold, or be made the subject of an invitation for subscription or purchase, whether directly or indirectly, to persons in Singapore other than (i) to an institutional investor under Section 274 of the Securities and Futures Act, Chapter 289 of Singapore (the “SFA”), (ii) to a relevant person pursuant to Section 275(I), or any person pursuant to Section 275(1A), and in accordance with the conditions specified in Section 275 of the SFA or (iii) otherwise pursuant to, and in accordance with the conditions of, any other applicable provision of the SFA, in each case subject to compliance with conditions set forth in the SFA.

Where the Debentures are subscribed or purchased under Section 275 of the SFA by a relevant person which is:

•a corporation (which is not an accredited investor (as defined in Section 4A of the SFA)) the sole business of which is to hold investments and the entire share capital of which is owned by one or more individuals, each of whom is an accredited investor; or
•a trust (where the trustee is not an accredited investor) of that corporation or the beneficiaries’ rights and each beneficiary of the trust is an individual who is an accredited investor,

shares, debentures and units of shares and debentures of that corporation or the beneficiaries’ rights and interest (howsoever described) in that trust shall not be transferred within six months after that corporation or that trust has acquired the Debentures pursuant to an offer made under Section 275 of the SRA except

•to an institutional investor (for corporations, under Section 274 of the SFA) or to a relevant person defined in Section 275(2) of the SFA, or to any person pursuant to an offer that is made on terms that such shares, debentures and units of shares and debentures of that corporation or such rights and interest in that trust are acquired at a consideration of not less than S$200,000 (or its equivalent in a foreign currency) for each transaction, whether such amount is to be paid for in cash or by exchange of securities or other assets, and further for corporations, in accordance with the conditions specified in Section 275 of the SFA;
•where no consideration is or will be given for the transfer; or
•where the transfer is by operation of law.

Singapore SFA Product Classification—In connection with Section 309B of the SFA and the CMP Regulations 2018, unless otherwise specified before an offer of notes, we have determined, and hereby notify all relevant persons (as defined in Section 309A(1) of the SFA) that the notes are “prescribed capital markets products” (as defined in the CMP Regulations 2018) and Excluded Investment Products (as defined in MAS Notice SFA 04-N12: Notice on the Sale of Investment Products and MAS Notice FAA-N16: Notice on Recommendations on Investment Products).

LEGAL MATTERS

Certain legal matters with respect to this remarketing of the Debentures will be passed on for us by David C. House, Esq., Associate General Counsel of American Electric Power Service Corporation, one of our affiliates, or William E. Johnson, Esq., Senior Counsel of American Electric Power Service Corporation, or Ryan F. Aguiar, Esq., Counsel of American Electric Power Service Corporation and by Simpson Thacher & Bartlett LLP, Houston, Texas and New York, New York. Certain legal matters with respect to the remarketing of the Debentures will be passed on for the remarketing agents by Hunton Andrews Kurth LLP, New York, New York. From time to time, Hunton Andrews Kurth LLP acts as counsel to our affiliates for some matters.

EXPERTS

The financial statements and management’s assessment of the effectiveness of internal control over financial reporting (which is included in Management’s Report on Internal Control over Financial Reporting) incorporated in this Prospectus Supplement by reference to the Annual Report on Form 10-K for the year ended December 31, 2020 have been so incorporated in reliance on the report of PricewaterhouseCoopers LLP, an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.

PROSPECTUS

AMERICAN ELECTRIC POWER COMPANY, INC.
1 RIVERSIDE PLAZA
COLUMBUS, OHIO 43215
(614) 716-1000

SENIOR NOTES
COMMON STOCK
JUNIOR SUBORDINATED DEBENTURES
STOCK PURCHASE CONTRACTS
STOCK PURCHASE UNITS

TERMS OF SALE

This prospectus contains summaries of the general terms of the securities. You will find the specific terms of these securities, and the manner in which they are being offered, in supplements to this prospectus. You should read this prospectus and the available prospectus supplement carefully before you invest.

The common stock of American Electric Power Company, Inc. is listed on the NASDAQ Stock Market LLC under the symbol "AEP". The last reported sale of the common stock on the NASDAQ Stock Market LLC on November 5, 2020 was $90.71 per share.

In this prospectus, unless the context indicates otherwise, the words "we", "ours" and "us" refer to American Electric Power Company, Inc. and its consolidated subsidiaries.

INVESTING IN THESE SECURITIES INVOLVES RISKS. SEE THE SECTION ENTITLED “RISK FACTORS” BEGINNING ON PAGE 2 FOR MORE INFORMATION.

The securities have not been approved or disapproved by the Securities and Exchange Commission or any state securities commission, nor have these organizations determined that this prospectus is accurate or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is November 6, 2020.

RISK FACTORS

Investing in our securities involves risk. Please see the risk factors described in our most recent Annual Report on Form 10-K and all subsequent Quarterly Reports on Form 10-Q, which are incorporated by reference in this prospectus. Before making an investment decision, you should carefully consider these risks as well as other information contained or incorporated by reference in this prospectus. The risks and uncertainties described are those presently known to us.

THE COMPANY

We are a public utility holding company that owns, directly or indirectly, all of the outstanding common stock of our domestic electric utility subsidiaries and varying percentages of other subsidiaries. Substantially all of our operating revenues derive from the furnishing of electric service. We were incorporated under the laws of New York in 1906 and reorganized in 1925. Our principal executive offices are located at 1 Riverside Plaza, Columbus, Ohio 43215, and our telephone number is (614) 716-1000.

We own, directly or indirectly, all the outstanding common stock of the following operating public utility companies: AEP Texas Inc., Appalachian Power Company, Indiana Michigan Power Company, Kentucky Power Company, Kingsport Power Company, Ohio Power Company, Public Service Company of Oklahoma, Southwestern Electric Power Company and Wheeling Power Company. These operating public utility companies supply electric service in portions of Arkansas, Indiana, Kentucky, Louisiana, Michigan, Ohio, Oklahoma, Tennessee, Texas, Virginia and West Virginia. We also own all of the membership interests of AEP Transmission Holding Company, LLC, a holding company for our transmission operation joint ventures and for seven transmission-only electric utilities, each of which is geographically aligned with our utility operations.

PROSPECTUS SUPPLEMENTS

We will provide information to you about the securities in up to three separate documents that progressively provide more detail: (a) this prospectus provides general information some of which may not apply to your securities, (b) the accompanying prospectus supplement provides more specific terms of your securities, and (c) the pricing supplement, if any, provides the final terms of your securities. It is important for you to consider the information contained in this prospectus, the prospectus supplement, and the pricing supplement, if any, in making your investment decision.

WHERE YOU CAN FIND MORE INFORMATION

This prospectus is part of a registration statement we filed with the Securities and Exchange Commission (“SEC”). We also file annual, quarterly and current reports and other information with the SEC. You may examine our SEC filings through the SEC’s website at http://www.sec.gov.

The SEC allows us to “incorporate by reference” the information we file with them, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be part of this prospectus, and later information that we file with the SEC will automatically update and supersede this information. We incorporate by reference the documents listed below and any future filings made with the SEC under Sections 13(a), 13(c), 14, or 15(d) of the Securities Exchange Act of 1934 (including any documents filed after the date of the initial registration statement and prior to its effectiveness) until we sell all the securities.

•Annual Report on Form 10-K for the year ended December 31, 2019;
•Quarterly Reports on Form 10-Q for the quarters ended March 31, 2020, June 30, 2020 and September 30, 2020; and
•Current Reports on Form 8-K filed March 5, 2020, March 23, 2020, March 30, 2020, April 22, 2020, August 17, 2020, September 15, 2020 and November 2, 2020 and Current Report on Form 8-K/A filed September 16, 2020, which amended Current Report on Form 8-K filed September 15, 2020.

You may request a copy of these filings, at no cost, by writing or telephoning us at the following address:

Investor Relations
American Electric Power Service Corporation
1 Riverside Plaza
Columbus, Ohio 43215
614-716-1000

You should rely only on the information incorporated by reference or provided in this prospectus or any supplement to this prospectus and in any written communication from us or any underwriters specifying the final terms of the particular offering. We have not authorized anyone else to provide you with different information. We are not making an offer of these securities in any state where the offer is not permitted. You should not assume that the information in this prospectus or any supplement to this prospectus is accurate as of any date other than the date on the front of those documents.

USE OF PROCEEDS

Unless otherwise stated in a prospectus supplement, the net proceeds from the sale of any of the offered securities will be used for general corporate purposes relating to our business. These purposes may include redeeming or repurchasing outstanding debt, replenishing working capital, and financing our subsidiaries' ongoing construction and maintenance programs. If we do not use the net proceeds immediately, we will temporarily invest them in short-term, interest-bearing obligations. At September 30, 2020 we had $1.65 billion in short-term debt outstanding.

The prospectus supplement of a particular offering of securities will identify the use of proceeds for the offering.

DESCRIPTION OF THE SENIOR NOTES

General

We will issue the Senior Notes directly to the public, to a trust or as part of a Stock Purchase Unit, under an Indenture dated May 1, 2001 (as previously supplemented and amended, the “Indenture”) between us and The Bank of New York Mellon Trust Company, N.A. (as successor to The Bank of New York), as trustee (the “Trustee”). This prospectus briefly outlines some provisions of the Indenture. If you would like more information on these provisions, you should review the Indenture and any supplemental indentures or company orders that we have filed or will file with the SEC. See Where You Can Find More Information on page 2 on how to locate these documents. You may also review these documents at the Trustee’s offices at 2 North LaSalle Street, Chicago, Illinois.

The Indenture does not limit the amount of Senior Notes that may be issued. The Indenture permits us to issue Senior Notes in one or more series or tranches upon the approval of our board of directors and as described in one or more company orders or supplemental indentures. Each series of Senior Notes may differ as to their terms. The Indenture also gives us the ability to reopen a previous issue of a series of Senior Notes and issue additional Senior Notes of such series.

Because we are a holding company, the claims of creditors of our subsidiaries will have a priority over our equity rights and the rights of our creditors (including the holders of the Senior Notes) to participate in the assets of the subsidiary upon the subsidiary's liquidation.

The Senior Notes are unsecured and will rank equally with all our unsecured unsubordinated debt. For current information on our debt outstanding see our most recent Form 10-K and 10-Q. See Where You Can Find More Information.

Pricing or prospectus supplement will include the final terms for each Senior Note. If we decide to list upon issuance any Senior Note or Senior Notes on a securities exchange, a pricing or prospectus supplement will identify the exchange and state when we expect trading could begin. The following terms of the Senior Notes that we may sell at one or more times will be established in the applicable pricing or prospectus supplement:

-    Maturity
-    Fixed or floating interest rate
-    Remarketing features
-    Certificate or book-entry form
-    Redemption
-    Not convertible, amortized or subject to a sinking fund
-    Interest paid on fixed rate Senior Notes quarterly or semi-annually
-    Interest paid on floating rate Senior Notes monthly, quarterly, semi-annually, or annually
-    Issued in multiples of a minimum denomination
-    Ability to defer payment of interest
-    Any other terms not inconsistent with the Indenture
-    Issued with Original Issue Discount

The Senior Notes will be denominated in U.S. dollars and we will pay principal and interest in U.S. dollars. Unless an applicable pricing or prospectus supplement states otherwise, the Senior Notes will not be subject to any conversion, amortization, or sinking fund. We expect that the Senior Notes issued to the public will be "book-entry," represented by a permanent global Senior Note registered in the name of Cede & Co., The Depository Trust Company’s partnership nominee or such other name as may be requested by an authorized representative of DTC. We reserve the right, however, to issue Senior Note certificates registered in the name of the Senior Noteholders.

In the discussion that follows, whenever we talk about paying principal on the Senior Notes, we mean at maturity or redemption. Also, in discussing the time for notices and how the different interest rates are calculated, all times are New York City time and all references to New York mean The City of New York, unless otherwise noted.

The Indenture does not protect holders of the Senior Notes if we engage in a highly leveraged transaction.

The following terms may apply to each Senior Note as specified in the applicable pricing or prospectus supplement and the Senior Note:

Redemptions

If we issue redeemable Senior Notes, we may redeem such Senior Notes at our option unless an applicable pricing or prospectus supplement states otherwise. The pricing or prospectus supplement will state the terms of redemption. We may redeem Senior Notes in whole or in part by delivering written notice to the Senior Noteholders no more than 60, and not less than 30, days prior to redemption. If we do not redeem all the Senior Notes of a series at one time, DTC (as defined herein), in the case of Senior Notes represented by a global security, will select the particular Senior Notes or portions thereof for redemption from the outstanding Senior Notes not previously redeemed in accordance with applicable procedures of DTC. If Senior Note certificates are outstanding, the Trustee selects the Senior Notes to be redeemed by lot or in such other manner it determines to be fair.

Remarketed Notes

If we issue Senior Notes with remarketing features, an applicable pricing or prospectus supplement will describe the terms for the Senior Notes including: interest rate, remarketing provisions, our right to purchase or redeem Senior Notes, the holders' right to tender Senior Notes, and any other provisions.

Note Certificates-Registration, Transfer, and Payment of Interest and Principal

Unless otherwise indicated in the applicable prospectus supplement, each series of Senior Notes issued to the public will be issued initially in the form of one or more global notes, in registered form, without coupons, as described under Book-Entry System. However, if we issue Senior Note certificates, they will be registered in the name of the Senior Noteholder. The Senior Notes may be transferred or exchanged, pursuant to administrative procedures in the Indenture, without the payment of any service charge (other than any tax or other governmental charge) by contacting the paying agent. Payments to public holders of Senior Note certificates will be made by check or by wire transfer to an account located in the United States maintained by the person entitled thereto as specified in the security register.

Original Issue Discount

We may issue the Senior Notes at an original issue discount, bearing no interest or bearing interest at a rate that, at the time of issuance, is below market rate, to be sold at a substantial discount below their stated principal amount. Generally speaking, if the Senior Notes are issued at an original issue discount and there is an event of default or acceleration of their maturity, holders will receive an amount less than their principal amount. Tax and other special considerations applicable to original issue discount debt will be described in the prospectus supplement in which we offer those Senior Notes.

Interest Rate

The interest rate on the Senior Notes will either be fixed or floating. The interest paid will include interest accrued to, but excluding, the date of maturity or redemption. Interest is generally payable to the person in whose name the Senior Note is registered at the close of business on the record date before each interest payment date. Interest payable at maturity or redemption, however, will be payable to the person to whom principal is payable.

If we issue a Senior Note after a record date but on or prior to the related interest payment date, we will pay the first interest payment on the interest payment date after the next record date. We will pay interest payments by check or wire transfer, at our option.

Fixed Rate Senior Notes

A pricing or prospectus supplement will designate the record dates, payment dates, our ability to defer interest payments and the fixed rate of interest payable on a Senior Note. We will pay interest quarterly or semi-annually, and upon maturity or redemption. Unless an applicable pricing or prospectus supplement states otherwise, if any payment date falls on a day that is not a business day, we will pay interest on the next business day and no additional interest will be paid. Interest payments will be the amount of interest accrued to, but excluding, each payment date. Interest will be computed using a 360-day year of twelve 30-day months.

Floating Rate Notes

Each floating rate Senior Note will have an interest rate formula. The applicable pricing or prospectus supplement will state the initial interest rate or interest rate formula on each Senior Note effective until the first interest reset date. The applicable pricing or prospectus supplement will state the method and dates on which the interest rate will be determined, reset and paid.

Events of Default

The following are events of default under the Indenture with respect to any series of Senior Notes, unless we state otherwise in the applicable prospectus supplement:

-    failure to pay for three business days the principal of (or premium, if any, on) any Senior Note of a series when due and payable;
-    failure to pay for 30 days any interest on any Senior Note of any series when due and payable;
-    failure to perform any other requirements in such Senior Notes, or in the Indenture in regard to such Senior Notes, for 90 days after notice;
-    certain events of our bankruptcy or insolvency; or
-    any other event of default specified in a series of Senior Notes.

An event of default for a particular series of Senior Notes does not necessarily mean that an event of default has occurred for any other series of Senior Notes issued and outstanding under the Indenture. If an event of default occurs and continues, the Trustee or the holders of at least 33% of the principal amount of the Senior Notes of the series affected may require us to repay the entire principal of the Senior Notes of such series immediately ("Repayment Acceleration"). In most instances, the holders of at least a majority in aggregate principal amount of the Senior Notes of the affected series may rescind a previously triggered Repayment Acceleration. However, if we cause an event of default because we have failed to pay (unaccelerated) principal, premium, if any, or interest, Repayment Acceleration may be rescinded only if we have first cured our default by depositing with the Trustee enough money to pay all (unaccelerated) past due amounts and penalties, if any.

Subject to certain exceptions, the Trustee must within 90 days after a default occurs, notify the holders of the Senior Notes of the series of default unless such default has been cured or waived. We are required to file an annual certificate with the Trustee, signed by an officer, concerning any default by us under any provisions of the Indenture.

Subject to the provisions of the Indenture relating to its duties in case of default, the Trustee shall be under no obligation to exercise any of its rights or powers under the Indenture at the request, order or direction of any holders unless such holders offer the Trustee reasonable indemnity. Subject to the provisions for indemnification, the holders of a majority in principal amount of the Senior Notes of any series may direct the time, method and place of conducting any proceedings for any remedy available to, or exercising any trust or power conferred on, the Trustee with respect to such Senior Notes.

Modification of Indenture

Under the Indenture, our rights and obligations and the rights of the holders of any Senior Notes may be changed. Any change affecting the rights of the holders of any series of Senior Notes requires the consent of the holders of not less than a majority in aggregate principal amount of the outstanding Senior Notes of all series affected by the change, voting as one class. However, we cannot change the terms of payment of principal or interest, or reduce the percentage required for changes or a waiver of default, unless the holder consents. We may issue additional series of Senior Notes and take other action that does not affect the rights of holders of any series by executing supplemental indentures without the consent of any Senior Noteholders.

Consolidation, Merger or Sale

We may merge or consolidate with any entity or sell substantially all of our assets as an entirety as long as the successor or purchaser (i) is organized and existing under the laws of the United States, any state thereof or the District of Columbia and (ii) expressly assumes the payment of principal, premium, if any, and interest on the Senior Notes.

Legal Defeasance

We will be discharged from our obligations on the Senior Notes of any series at any time if:

-    we deposit with the Trustee sufficient cash or government securities to pay the principal, interest, any premium and any other sums due to the stated maturity date or a redemption date of the Senior Note of the series, and

-    we deliver to the Trustee an opinion of counsel stating that the federal income tax obligations of Senior Noteholders of that series will not change as a result of our performing the action described above.

If this happens, the Senior Noteholders of the series will not be entitled to the benefits of the Indenture except for registration of transfer and exchange of Senior Notes and replacement of lost, stolen or mutilated Senior Notes.

Covenant Defeasance

We will be discharged from our obligations under any restrictive covenant applicable to the Senior Notes of a particular series if we perform both actions described above. See Legal Defeasance. If this happens, any later breach of that particular restrictive covenant will not result in Repayment Acceleration. If we cause an event of default apart from breaching that restrictive covenant, there may not be sufficient money or government obligations on deposit with the Trustee to pay all amounts due on the Senior Notes of that series. In that instance, we would remain liable for such amounts.

Governing Law

The Indenture and Senior Notes of all series will be governed by the laws of the State of New York.

Concerning the Trustee

We and our affiliates use or will use some of the banking services of the Trustee in the normal course of business. The Trustee is also the Subordinated Indenture Trustee under the Subordinated Indenture relating to the Junior Subordinated Debentures.

DESCRIPTION OF COMMON STOCK

Our authorized capital stock currently consists of 600,000,000 shares of common stock, par value $6.50 per share. 496,389,534 shares of our common stock were issued and outstanding as of November 5, 2020. Our common stock, including the common stock offered in this prospectus once issued, is listed on the NASDAQ Stock Market LLC. Computershare Trust Company, N.A., P.O. Box 43081, Providence, Rhode Island 02940-3081, is the transfer agent and registrar for our common stock.

Dividend Rights

The holders of our common stock are entitled to receive the dividends declared by our board of directors provided funds are legally available for such dividends. Our income derives from our common stock equity in the earnings of our subsidiaries. Various financing arrangements and regulatory requirements may impose certain restrictions on the ability of our subsidiaries to transfer funds to us in the form of cash dividends, loans or advances.

Voting Rights

The holders of our common stock are entitled to one vote for each share of common stock held.

Pre-emptive Rights

The holders of our common stock do not have the right to subscribe for or purchase any part of any new or additional issue of our common stock.

Rights Upon Liquidation

If we are liquidated, holders of our common stock will be entitled to receive pro rata all assets available for distribution to our shareholders after payment of our liabilities, including liquidation expenses.

Restrictions on Dealing with Existing Shareholders

We are subject to Section 513 of New York's Business Corporation Law, which provides that no domestic corporation may purchase or agree to purchase more than 10% of its stock from a shareholder who has held the shares for less than two years at any price that is higher than the market price unless the transaction is approved by both the corporation's board of directors and a majority of the votes of all outstanding shares entitled to vote thereon at a meeting of shareholders, unless the certificate of incorporation requires a greater percentage of the votes of the outstanding shares to approve or the corporation offers to purchase shares from all the holders on the same terms. Our certificate of incorporation does not currently provide for a higher percentage.

DESCRIPTION OF THE JUNIOR SUBORDINATED DEBENTURES

General

We will issue the Junior Subordinated Debentures directly to the public, to a trust or as part of a Stock Purchase Unit under the Junior Subordinated Indenture dated March 1, 2008 (the “Subordinated Indenture”) between us and the Subordinated Indenture Trustee. This prospectus briefly outlines some provisions of the Subordinated Indenture. If you would like more information on these provisions, you should review the Subordinated Indenture and any supplemental indentures or company orders that we will file with the SEC. See Where You Can Find More Information on how to locate these documents. You may also review these documents at the Subordinated Indenture Trustee’s offices at 2 North LaSalle Street, Chicago, Illinois.

The Junior Subordinated Debentures are unsecured obligations and are junior in right of payment to "Senior Indebtedness". You may find a description of the subordination provisions of the Junior Subordinated Debentures, including a description of Senior Indebtedness under Subordination.

Because we are a holding company, the claims of creditors of our subsidiaries will have a priority over our equity rights and the rights of our creditors (including the holders of the Junior Subordinated Debentures) to participate in the assets of the subsidiary upon the subsidiary's liquidation.

The Subordinated Indenture does not limit the amount of Junior Subordinated Debentures that we may issue under it. We may issue Junior Subordinated Debentures from time to time under the Subordinated Indenture in one or more series by entering into supplemental indentures or by our Board of Directors or a duly authorized committee authorizing the issuance. The Subordinated Indenture also gives us the ability to reopen a previous issue of a series of Junior Subordinated Debentures and issue additional Junior Subordinated Debentures of such series.

A pricing or prospectus supplement will include the final terms for each Junior Subordinated Debenture. If we decide to list upon issuance any Junior Subordinated Debenture or Junior Subordinated Debentures on a securities exchange, a pricing or prospectus supplement will identify the exchange and state when we expect trading could begin. The following terms of the Junior Subordinated Debentures that we may sell at one or more times will be established in a prospectus supplement:

-    Maturity
-    Fixed or floating interest rate
-    Remarketing features
-    Certificate or book-entry form

-    Redemption
-    Not convertible, amortized or subject to a sinking fund
-    Interest paid on fixed rate Junior Subordinated Debentures quarterly or semi-annually
-    Interest paid on floating rate Junior Subordinated Debentures monthly, quarterly, semi-        annually, or annually
-    Issued in multiples of a minimum denomination
-    Ability to defer payment of interest
-    Any other terms not inconsistent with the Subordinated Indenture
-    Issued with Original Issue Discount

The Subordinated Indenture does not protect the holders of Junior Subordinated Debentures if we engage in a highly leveraged transaction.

Redemption

Provisions relating to the redemption of Junior Subordinated Debentures will be set forth in the applicable prospectus supplement. Unless we state otherwise in the applicable prospectus supplement, we may redeem Junior Subordinated Debentures only upon notice mailed at least 30 but not more than 60 days before the date fixed for redemption. If we do not redeem all the Junior Subordinated Debentures of a series at one time, DTC, in the case of Junior Subordinated Debentures represented by a global security, will select the particular Junior Subordinated Debentures or portions thereof for redemption from the outstanding Junior Subordinated Debentures not previously redeemed in accordance with applicable procedures of DTC. If Junior Subordinated Debenture certificates are outstanding, the Subordinated Indenture Trustee selects the Junior Subordinated Debentures to be redeemed by lot or in such other manner it determines to be fair.

Junior Subordinated Debenture Certificates-Registration, Transfer, and Payment of Interest and Principal

Unless otherwise indicated in the applicable prospectus supplement, each series of Junior Subordinated Debentures issued to the public initially will be in the form of one or more global Junior Subordinated Debentures, in registered form, without coupons, as described under Book-Entry System. However, if we issue Junior Subordinated Debenture certificates, they will be registered in the name of the Junior Subordinated Debentureholder. The Junior Subordinated Debentures may be transferred or exchanged, pursuant to administrative procedures in the Subordinated Indenture, without the payment of any service charge (other than any tax or other governmental charge) by contacting the paying agent. Payments to public holders of Junior Subordinated Debenture certificates will be made by check or by wire transfer to an account located in the United States maintained by the person entitled thereto as specified in the security register.

Original Issue Discount

We may issue the Junior Subordinated Debentures at an original issue discount, bearing no interest or bearing interest at a rate that, at the time of issuance, is below market rate, to be sold at a substantial discount below their stated principal amount. Generally speaking, if the Junior Subordinated Debentures are issued at an original issue discount and there is an event of default or acceleration of their maturity, holders will receive an amount less than their principal amount. Tax and other special considerations applicable to original issue discount debt will be described in the prospectus supplement in which we offer those Junior Subordinated Debentures.

Interest Rate

The interest rate on the Junior Subordinated Debentures will either be fixed or floating. The interest paid will include interest accrued to, but excluding, the date of maturity or redemption. Interest is generally payable to the person in whose name the Junior Subordinated Debenture is registered at the close of business on the record date before each interest payment date. Interest payable at maturity or redemption, however, will be payable to the person to whom principal is payable.

If we issue a Junior Subordinated Debenture after a record date but on or prior to the related interest payment date, we will pay the first interest payment on the interest payment date after the next record date. We will pay interest payments by check or wire transfer, at our option.

Fixed Rate Junior Subordinated Debentures

A pricing or prospectus supplement will designate the record dates, payment dates, our ability to defer interest payments and the fixed rate of interest payable on a Junior Subordinated Debenture. We will pay interest quarterly or semi-annually, and upon maturity or redemption. Unless an applicable pricing or prospectus supplement states otherwise, if any payment date falls on a day that is not a business day, we will pay interest on the next business day and no additional interest will be paid. Interest payments will be the amount of interest accrued to, but excluding, each payment date. Interest will be computed using a 360-day year of twelve 30-day months.

Floating Rate Junior Subordinated Debentures

Each floating rate Junior Subordinated Debenture will have an interest rate formula. The applicable pricing or prospectus supplement will state the initial interest rate or interest rate formula on each Junior Subordinated Debenture effective until the first interest reset date. The applicable pricing or prospectus supplement will state the method and dates on which the interest rate will be determined, reset and paid.

Events of Default

The following are events of default under the Subordinated Indenture with respect to any series of Junior Subordinated Debentures, unless we state otherwise in the applicable prospectus supplement:

-    failure to pay for three business days the principal of (or premium, if any, on) any Junior Subordinated Debenture of a series when due and payable;
-    failure to pay for 30 days any interest on any Junior Subordinated Debenture of any series when due and payable;
-    failure to perform any other requirements in such Junior Subordinated Debentures, or in the Subordinated Indenture, for 90 days after notice;
-    certain events of our bankruptcy or insolvency; or
-    any other event of default specified in a series of Junior Subordinated Debentures.

An event of default for a particular series of Junior Subordinated Debentures does not necessarily mean that an event of default has occurred for any other series of Junior Subordinated Debentures issued under the Subordinated Indenture. If an event of default occurs and continues, the Subordinated Indenture Trustee or the holders of at least 33% of the principal amount of the Junior Subordinated Debentures of the series affected may require us to repay the entire principal of the Junior Subordinated Debentures of such series immediately ("Repayment Acceleration"). In most instances, the holders of at least a majority in aggregate principal amount of the Junior Subordinated Debentures of the affected series may rescind a previously triggered Repayment Acceleration. However, if we cause an event of default because we have failed to pay (unaccelerated) principal, premium, if any, or interest, Repayment Acceleration may be rescinded only if we have first cured our default by depositing with the Subordinated Indenture Trustee enough money to pay all (unaccelerated) past due amounts and penalties, if any.

Subject to certain exceptions, the Subordinated Indenture Trustee must within 90 days after a default occurs, notify the holders of the Junior Subordinated Debentures of the series of default unless such default has been cured or waived. We are required to file an annual certificate with the Subordinated Indenture Trustee, signed by an officer, concerning any default by us under any provisions of the Subordinated Indenture.

Subject to the provisions of the Subordinated Indenture relating to its duties in case of default, the Subordinated Indenture Trustee shall be under no obligation to exercise any of its rights or powers under the Subordinated Indenture at the request, order or direction of any holders unless such holders offer the Subordinated Indenture Trustee reasonable indemnity. Subject to the provisions for indemnification, the holders of a majority in principal amount of the Junior Subordinated Debentures of any series may direct the time, method and place of conducting any proceedings for any remedy available to, or exercising any trust or power conferred on, the Subordinated Indenture Trustee with respect to such Junior Subordinated Debentures.

Modification of Subordinated Indenture

Under the Subordinated Indenture, our rights and obligations and the rights of the holders of any Junior Subordinated Debentures may be changed. Any change affecting the rights of the holders of any series of Junior Subordinated Debentures requires the consent of the holders of not less than a majority in aggregate principal amount of the outstanding Junior Subordinated Debentures of all series affected by the change, voting as one class. However, we cannot change the terms of payment of principal or interest, or reduce the percentage required for changes or a waiver of default, unless the holder consents. We may issue additional series of Junior Subordinated Debentures and take other action that does not affect the rights of holders of any series by executing supplemental indentures without the consent of any debentureholders.

Consolidation, Merger or Sale

We may merge or consolidate with any entity or sell substantially all of our assets as an entirety as long as the successor or purchaser (i) is organized and existing under the laws of the United States, any state thereof or the District of Columbia and (ii) expressly assumes the payment of principal, premium, if any, and interest on the Junior Subordinated Debentures.

Legal Defeasance

We will be discharged from our obligations on the Junior Subordinated Debentures of any series at any time if:

-    we deposit with the Subordinated Indenture Trustee sufficient cash or government securities to pay the principal, interest, any premium and any other sums due to the stated maturity date or a redemption date of the Junior Subordinated Debenture of the series, and

-    we deliver to the Subordinated Indenture Trustee an opinion of counsel stating that the federal income tax obligations of debentureholders of that series will not change as a result of our performing the action described above.

If this happens, the debentureholders of the series will no longer be entitled to the benefits of the Subordinated Indenture except for registration of transfer and exchange of Junior Subordinated Debentures and replacement of lost, stolen or mutilated Junior Subordinated Debentures.

Covenant Defeasance

We will be discharged from our obligations under any restrictive covenant applicable to the Junior Subordinated Debentures of a particular series if we perform both actions described above. See Legal Defeasance. If this happens, any later breach of that particular restrictive covenant will not result in Repayment Acceleration. If we cause an event of default apart from breaching that restrictive covenant, there may not be sufficient money or government obligations on deposit with the Subordinated Indenture Trustee to pay all amounts due on the Junior Subordinated Debentures of that series. In that instance, we would remain liable for such amounts.

Junior Subordinated Debentures issued to a trust will not be subject to covenant defeasance.

Subordination

Each series of Junior Subordinated Debentures will be subordinate and junior in right of payment, to the extent set forth in the Subordinated Indenture, to all Senior Indebtedness as defined below. If:

-    we make a payment or distribution of any of our assets to creditors upon our dissolution, winding-up, liquidation or reorganization, whether in bankruptcy, insolvency or otherwise;
-    a default beyond any grace period has occurred and is continuing with respect to the payment of principal, interest or any other monetary amounts due and payable on any Senior Indebtedness; or
-    the maturity of any Senior Indebtedness has been accelerated because of a default on that Senior Indebtedness,

then the holders of Senior Indebtedness generally will have the right to receive payment, in the case of the first instance, of all amounts due or to become due upon that Senior Indebtedness, and, in the case of the second and third instances, of all amounts due on that Senior Indebtedness, or we will make provision for those payments, before the holders of any Junior Subordinated Debentures have the right to receive any payments of principal or interest on their Junior Subordinated Debentures.

"Senior Indebtedness" means, with respect to any series of Junior Subordinated Debentures, the principal, premium, interest and any other payment in respect of any of the following:

-    all of our indebtedness that is evidenced by notes, debentures, bonds or other securities we sell for money or other obligations for money borrowed;
-    all indebtedness of others of the kinds described in the preceding category which we have assumed or guaranteed or which we have in effect guaranteed through an agreement to purchase, contingent or otherwise; and
-    all renewals, extensions or refundings of indebtedness of the kinds described in either of the preceding two categories.

Any such indebtedness, renewal, extension or refunding, however, will not be Senior Indebtedness if the instrument creating or evidencing it or the assumption or Guarantee of it provides that it is not superior in right of payment to or is equal in right of payment with those Junior Subordinated Debentures. Senior Indebtedness will be entitled to the benefits of the subordination provisions in the Subordinated Indenture irrespective of the amendment, modification or waiver of any term of the Senior Indebtedness.

The Subordinated Indenture does not limit the amount of Senior Indebtedness that we may issue. As of September 30, 2020, our Senior Indebtedness totaled approximately $5.29 billion.

Governing Law

The Subordinated Indenture and Junior Subordinated Debentures of all series are governed by the laws of the State of New York.

Concerning the Trustee

We and our affiliates use or will use some of the banking services of the Subordinated Indenture Trustee in the normal course of business. The Subordinated Trustee is also the Trustee under the Indenture relating to the Senior Notes.

DESCRIPTION OF THE STOCK PURCHASE CONTRACTS AND THE STOCK
PURCHASE UNITS

We may issue Stock Purchase Contracts representing contracts obligating holders to purchase from us and we may sell to the holders, a specified number of shares of common stock (or a range of numbers of shares pursuant to a predetermined formula) at a future date or dates. The price per share of common stock may be fixed at the time the Stock Purchase Contracts are issued or may be determined by reference to a specific formula set forth in the Stock Purchase Contracts.

The Stock Purchase Contracts may be issued separately or as a part of units, often known as Stock Purchase Units, consisting of a Stock Purchase Contract and either Debt Securities or debt obligations of third parties, including U.S. Treasury securities, securing the holder's obligations to purchase the common stock under the Stock Purchase Contracts.

The Stock Purchase Contracts may require us to make periodic payments to the holders of the Stock Purchase Units or vice versa, and such payments may be unsecured or prefunded on some basis. The Stock Purchase Contracts may require holders to secure their obligations in a specified manner and in certain circumstances we may deliver newly issued prepaid Stock Purchase Contracts, often known as prepaid securities, upon release to a holder of any collateral securing such holder's obligations under the original Stock Purchase Contract.

The applicable prospectus supplement will describe the terms of any Stock Purchase Contracts or Stock Purchase Units and, if applicable, prepaid securities. The description in the applicable prospectus supplement will not necessarily contain all of information that you may find useful. For more information, you should review the Stock Purchase Contracts, the collateral arrangements and depositary arrangements, if applicable, relating to such Stock Purchase Contracts or Stock Purchase Units and, if applicable, the prepaid securities and the document pursuant to which the prepaid securities will be issued. These documents will be filed with the SEC promptly after the offering of such Stock Purchase Contracts or Stock Purchase Units and, if applicable, prepaid securities.

BOOK-ENTRY SYSTEM

Unless otherwise stated in a prospectus supplement, book-entry only securities of a series will be issued in the form of a global security that the Trustee will deposit with the Depository Trust Company (“DTC”), New York, New York. This means that we will not issue security certificates to each holder. One or more global securities will be issued to Cede & Co. (DTC’s partnership nominee) or such other name as may be requested by an authorized representative of DTC who will keep a computerized record of its participants (for example, your broker) whose clients have purchased the securities. The participant will then keep a record of its clients who purchased the securities. Unless it is exchanged in whole or in part for a certificate, a global security may not be transferred, except that DTC, its nominees, and their successors may transfer a global security as a whole to one another.

Beneficial interests in global securities will be shown on, and transfers of global securities will be made only through, records maintained by DTC and its participants.

DTC, the world’s largest securities depository, is a limited-purpose trust company organized under the New York Banking Law, a “banking organization” within the meaning of the New York Banking Law, a member of the Federal Reserve System, a “clearing corporation” within the meaning of the New York Uniform Commercial Code, and a “clearing agency” registered pursuant to the provisions of Section 17A of the Securities Exchange Act of 1934, as amended. DTC holds and provides asset servicing for over 3.5 million issues of U.S. and non-U.S. equity issues, corporate and municipal debt issues, and money market instruments (from over 100 countries) that DTC’s participants (“Direct Participants”) deposit with DTC. DTC also facilitates the post-trade settlement among Direct Participants of sales and other securities transactions in deposited securities, through electronic computerized book-entry transfers and pledges between Direct Participants’ accounts. This eliminates the need for physical movement of securities certificates. Direct Participants include both U.S. and non-U.S. securities brokers and dealers, banks, trust companies, clearing corporations, and certain other organizations. DTC is a wholly-owned subsidiary of The Depository Trust & Clearing Corporation (“DTCC”). DTCC is the holding company for DTC, National Securities Clearing Corporation and Fixed Income Clearing Corporation, all of which are registered clearing agencies. DTCC is owned by the users of its regulated subsidiaries. Access to the DTC system is also available to others such as both U.S. and non-U.S. securities brokers and dealers, banks, trust companies, and clearing corporations that clear through or maintain a custodial relationship with a Direct Participant, either directly or indirectly (“Indirect Participants”). The DTC Rules applicable to its Participants are on file with the SEC. More information about DTC can be found at www.dtcc.com .

Purchases of securities under the DTC system must be made by or through Direct Participants, which will receive a credit for the securities on DTC’s records. The ownership interest of each actual purchaser of each security (“Beneficial Owner”) is in turn to be recorded on the Direct and Indirect Participants’ records. Beneficial Owners will not receive written confirmation from DTC of their purchase. Beneficial Owners are, however, expected to receive written confirmations providing details of the transaction, as well as periodic statements of their holdings, from the Direct or Indirect Participant through which the Beneficial Owner entered into the transaction. Transfers of ownership interests in the securities are to be accomplished by entries made on the books of Direct and Indirect Participants acting on behalf of Beneficial Owners. Beneficial Owners will not receive certificates representing their ownership interests in securities, except in the event that use of the book-entry system for the securities is discontinued.

To facilitate subsequent transfers, all securities deposited by Direct Participants with DTC are registered in the name of DTC’s partnership nominee, Cede & Co., or such other name as may be requested by an authorized representative of DTC. The deposit of securities with DTC and their registration in the name of Cede & Co. or such other DTC nominee do not effect any change in beneficial ownership. DTC has no knowledge of the actual Beneficial Owners of the securities; DTC’s records reflect only the identity of the Direct Participants to whose accounts such securities are credited, which may or may not be the Beneficial Owners. The Direct and Indirect Participants will remain responsible for keeping account of their holdings on behalf of their customers.

Conveyance of notices and other communications by DTC to Direct Participants, by Direct Participants to Indirect Participants, and by Direct Participants and Indirect Participants to Beneficial Owners will be governed by arrangements among them, subject to any statutory or regulatory requirements as may be in effect from time to time. Beneficial Owners of securities may wish to take certain steps to augment the transmission to them of notices of significant events with respect to the securities, such as redemptions, tenders, defaults, and proposed amendments to the securities documents. For example, Beneficial Owners of securities may wish to ascertain that the nominee holding the securities for their benefit has agreed to obtain and transmit notices to Beneficial Owners. In the alternative, Beneficial Owners may wish to provide their names and addresses to the registrar and request that copies of notices be provided directly to them.

Redemption notices shall be sent to DTC. If less than all of the securities are being redeemed, DTC’s practice is to determine by lot the amount of the interest of each Direct Participant in such issue to be redeemed.

Neither DTC nor Cede & Co. (nor any other DTC nominee) will consent or vote with respect to the securities unless authorized by a Direct Participant in accordance with DTC’s MMI Procedures. Under its usual procedures, DTC mails an Omnibus Proxy to us as soon as possible after the record date. The Omnibus Proxy assigns Cede & Co.’s consenting or voting rights to those Direct Participants to whose accounts the securities are credited on the record date (identified in a listing attached to the Omnibus Proxy).

Payments on the securities will be made to Cede & Co., or such other nominee as may be requested by an authorized representative of DTC. DTC’s practice is to credit Direct Participants’ accounts upon DTC’s receipt of funds and corresponding detail information from us or the Trustee on the payable date in accordance with their respective holdings shown on DTC’s records. Payments by Participants to Beneficial Owners will be governed by standing instructions and customary practices, as is the case with securities held for the accounts of customers in bearer form or registered in “street name”, and will be the responsibility of such Participant and not of DTC, the Trustee or us, subject to any statutory or regulatory requirements as may be in effect from time to time. Payment of redemption proceeds and distributions to Cede & Co. (or such other nominee as may be requested by an authorized representative of DTC) is our responsibility, disbursement of such payments to Direct Participants will be the responsibility of DTC, and disbursement of such payments to the Beneficial Owners will be the responsibility of Direct and Indirect Participants.

A Beneficial Owner shall give notice to elect to have its securities purchased or tendered, through its Participant, to the Tender/Remarketing Agent, and shall effect delivery of such securities by causing the Direct Participant to transfer the Participant’s interest in the securities, on DTC’s records, to the Tender/Remarketing Agent. The requirement for physical delivery of the securities in connection with an optional tender or a mandatory purchase will be deemed satisfied when the ownership rights in the securities are transferred by Direct Participants on DTC’s records and followed by a book-entry credit of tendered securities to the Tender/Remarketing Agent’s DTC account.

DTC may discontinue providing its services as depository with respect to the securities at any time by giving reasonable notice to us. Under such circumstances, in the event that a successor depository is not obtained, security certificates are required to be printed and delivered.

We may decide to discontinue use of the system of book-entry only transfers through DTC (or a successor securities depository). In that event, security certificates will be printed and delivered to DTC.

The information in this section concerning DTC and DTC’s book-entry system has been obtained from sources that we believe to be reliable, but we take no responsibility for the accuracy thereof.

PLAN OF DISTRIBUTION

We may sell the securities (a) through agents; (b) through underwriters or dealers; or (c) directly to one or more purchasers.

By Agents

Securities may be sold on a continuing basis through agents designated by us. The agents will agree to use their reasonable efforts to solicit purchases for the period of their appointment.

Any initial offering price and any discounts, concessions or commissions allowed or reallowed or paid to dealers may be changed from time to time.

The agents will not be obligated to make a market in the securities. We cannot predict the amount of trading or liquidity of the securities.

By Underwriters

The applicable prospectus supplement will set forth the terms under which the securities are offered, including the name or names of any underwriters, the purchase price of the securities and the proceeds to us from the sale, any underwriting discounts and other items constituting underwriters' compensation, any initial offering price and any discounts, commissions or concessions allowed or reallowed or paid to dealers.

If underwriters are used in the sale, the underwriters will acquire the securities for their own account. The underwriters may resell the securities in one or more transactions, including negotiated transactions, at a fixed public offering price or at varying prices determined at the time of sale. The obligations of the underwriters to purchase the securities will be subject to certain conditions. The underwriters will be obligated to purchase all the securities offered if any are purchased. Any initial public offering price and any discounts or concessions allowed or re-allowed or paid to dealers may be changed from time to time.

The underwriters may not be obligated to make a market in the securities. We cannot predict the amount of trading or liquidity of the securities.

Direct Sales

We may also sell securities directly. In this case, no underwriters or agents would be involved.

General Information

Underwriters, dealers, and agents that participate in the distribution of the securities may be underwriters as defined in the Securities Act of 1933 (the "Act"), and any discounts or commissions received by them from us and any profit on the resale of the securities by them may be treated as underwriting discounts and commissions under the Act.

We may have agreements with the underwriters, dealers and agents to indemnify them against certain civil liabilities, including liabilities under the Act or to contribute to payments that each underwriter, dealer or agent may be required to make in respect thereto.

Underwriters, dealers and agents may engage in transactions with, or perform services for, us or our affiliates in the ordinary course of their businesses.

LEGAL OPINIONS

Our counsel, Simpson Thacher & Bartlett LLP, New York, NY and Houston, TX, or David C. House, Esq., Associate General Counsel of American Electric Power Service Corporation, one of our affiliates, or William E. Johnson, Esq., Senior Counsel of American Electric Power Service Corporation, will issue an opinion about the legality of the securities for us. Hunton Andrews Kurth LLP, New York, NY will issue an opinion for the agents or underwriters. From time to time, Hunton Andrews Kurth LLP acts as counsel to our affiliates for some matters.

EXPERTS

The financial statements and management’s assessment of the effectiveness of internal control over financial reporting (which is included in Management’s Report on Internal Control over Financial Reporting) incorporated in this Prospectus by reference to the Annual Report on Form 10-K for the year ended December 31, 2019 have been so incorporated in reliance on the report of PricewaterhouseCoopers LLP, an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.

$805,000,000

AMERICAN ELECTRIC POWER COMPANY, INC.

2.031% Junior Subordinated Debentures due 2024

PROSPECTUS SUPPLEMENT

Remarketing Agents

Barclays	Wells Fargo Securities

January 4, 2022